As filed with the Securities and Exchange Commission on November 13, 2017

Registration No. 333-220484

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRILOGY METALS Inc.

(Exact name of registrant as specified in its charter)

British Columbia	98-1006991
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Suite 1150, 609 Granville Street

Vancouver, British Columbia

Canada, V7Y 1G5

(604) 638-8088

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

DL Services, Inc.

Columbia Center

701 Fifth Avenue, Suite 6100

Seattle, Washington 98104-7043

(206) 903-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kimberley R. Anderson Dorsey & Whitney LLP 701 5th Avenue, Suite 6100 Seattle, Washington 98104 (206) 903-8800	Trisha Robertson 595 Burrard Street Suite 2600, Three Bentall Centre Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3300	Riccardo Leofanti Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☒	Emerging growth company ☐	(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Amount to be Registered (1) (2)	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2) (3)	Amount of Registration Fee (4) (5)
Common Shares, no par value
Warrants to Purchase Common Shares
Share Purchase Contracts
Total			$50,000,000	$5,795

1.

There are being registered hereunder such indeterminate number of common shares, such indeterminate number of warrants to purchase common shares and such indeterminate amount of share purchase contracts as will have an aggregate initial offering price not to exceed $50,000,000.  Any securities registered hereunder may be sold separately or together with other securities registered hereunder, at times, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement. The securities registered also include such indeterminate amounts and numbers of shares of common stock as may be issued upon exercise of warrants or pursuant to anti-dilution provisions of any such securities. The securities registered also include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of common shares that may become issuable as a result of any stock split, stock dividends or similar event.

2.	Not applicable pursuant to Form S-3 General Instruction II.D.
3.	The Registrant is hereby registering an indeterminate amount and number of each identified class of the identified securities up to a proposed maximum aggregate offering price of $50,000,000, which may be offered from time to time at indeterminate prices, including securities that may be purchased by underwriters. The Registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
4.	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.
5.	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains a prospectus relating to an offering of our securities in the United States, together with separate prospectus pages relating to an offering of securities in Canada. The U.S. prospectus and the Canadian prospectus will be substantially identical except for the cover page and the table of contents, and except that the Canadian prospectus includes certain disclosure required by Canadian securities laws and a “Certificate of the Company”. The complete U.S. prospectus is included herein and is followed by those alternate and additional pages to be used solely in the Canadian prospectus. Each of the alternate pages for the Canadian prospectus included in this registration statement has been labeled "[Alternate Page for Canadian Prospectus]". Each of the additional pages for the Canadian prospectus included in this registration statement has been labeled “[Additional Page for Canadian Prospectus]”.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2017

$50,000,000

Common Shares

Warrants to Purchase Common Shares

Share Purchase Contracts

We may offer and issue from time to time common shares (the “Common Shares”), warrants to purchase Common Shares (the “Warrants”) and share purchase contracts (all of the foregoing, collectively, the “Securities”) or any combination thereof up to an aggregate initial offering price of $50,000,000 in one or more transactions under this shelf prospectus (which we refer to as the “Prospectus”). Securities may be offered separately or together, at times, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

This Prospectus provides you with a general description of the Securities that we may offer. Each time we offer Securities, we will provide you with a Prospectus Supplement that describes specific information about the particular Securities being offered and may add, update or change information contained or incorporated by reference in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with the additional information which is incorporated by reference into this Prospectus and the Prospectus Supplement.

Our outstanding common shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) and the NYSE American LLC (“NYSE American”, previously the NYSE MKT LLC), under the symbol “TMQ”. On November 10, 2017, the last reported sale price of the Common Shares on the NYSE American was $0.98 per Common Share and on the TSX was Cdn$1.23 per Common Share. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the Common Shares will not be listed on any securities exchange. There is currently no market through which the Securities, other than the Common Shares, may be sold and you may not be able to resell such Securities purchased under this Prospectus and any applicable Prospectus Supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the Securities, and the extent of issuer regulation. The offering of Securities hereunder is subject to approval of certain legal matters on our behalf by Blake, Cassels & Graydon LLP, with respect to Canadian legal matters, and Dorsey & Whitney LLP, with respect to U.S. legal matters and, except as otherwise set forth in any Prospectus Supplement, on behalf of any underwriters or agents by Skadden, Arps, Slate, Meagher & Flom LLP with respect to U.S. legal matters.

Investing in our securities involves a high degree of risk. You should carefully read the ‘‘Risk Factors’’ section beginning on page 3 of this Prospectus and carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable Prospectus Supplement and in the documents that are incorporated by reference.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus or any applicable Prospectus Supplement.   Any representation to the contrary is a criminal offense.

The date of this Prospectus is November __, 2017.

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ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process.  Under this shelf registration process, we may sell any combination of the Securities described in this Prospectus in one or more offerings up to an aggregate initial offering price of $50,000,000. The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the designation of the particular class and series, the number of common shares offered, the issue price, dividend rate, if any, and any other terms specific to the Common Shares being offered; (ii) in the case of Warrants, the designation, terms, number of Common Shares issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; and (iii) in the case of share purchase contracts, the designation, number and terms of the Common Shares to be purchased under the share purchase contract, any procedures that will result in the adjustment of these numbers, the purchase price and purchase date or dates of the Common Shares, any requirements of the purchaser to secure its obligations under the share purchase contract and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

We may offer and sell Securities to or through underwriting syndicates or dealers, through agents or directly to purchasers. The Prospectus Supplement for each offering of Securities will describe in detail the plan of distribution for that offering.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Additional Information”.

Prospective investors should be aware that all mineral resource estimates, and any future reserve estimates, included or incorporated by reference in this Prospectus and any accompanying Prospectus Supplement have been and will be prepared in accordance with applicable Canadian standards, which differ from U.S. standards. See “Cautionary Note to United States Investors”. This Prospectus and the documents incorporated by reference in this Prospectus contain forward-looking statements and forward-looking information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. See “Cautionary Statement Regarding Forward-Looking Statements”.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences. You should read the tax discussion contained in the applicable Prospectus Supplement and consult your tax advisor with respect to your own particular circumstances.

You should rely only on the information contained or incorporated by reference in this Prospectus and any Prospectus Supplement.  We have not authorized anyone to provide you with different information.  The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law.  This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this Prospectus is accurate only as of the date of this Prospectus and any information incorporated by reference is accurate as of the date of the applicable document incorporated by reference, regardless of the time of delivery of this Prospectus or of any sale of the Securities.  Our business, financial condition, results of operations and prospects may have changed since that date.

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In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Trilogy”, the “Company”, “we”, “us” and “our” refer to Trilogy Metals Inc., either alone or together with our subsidiaries as the context requires.

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to United States dollars. References to “$” or “US$” are to United States dollars and references to “Cdn$” are to Canadian dollars. See “Exchange Rate Information”. Our financial statements that are incorporated by reference into this Prospectus and any Prospectus Supplement have been prepared in accordance with accounting principles generally accepted in the United States.

risk factors

Investing in the Securities is speculative and involves a high degree of risk due to the nature of our business and the present stage of exploration of our mineral properties. The following risk factors, as well as risks currently unknown to us, could materially adversely affect our future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking information relating to Trilogy, or our business, property or financial results, each of which could cause purchasers of Securities to lose all or part of their investments. The risks set out below are not the only risks we face; risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, results of operations and prospectus. Before deciding to invest in any Securities, investors should consider carefully the risks included herein and incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and those described in any Prospectus Supplement.

Risks Related to Our Securities

Future sales or issuances of equity securities could decrease the value of any existing Common Shares, dilute investors’ voting power and reduce our earnings per share.

We may sell additional equity securities (including through the sale of securities convertible into Common Shares) and may issue additional equity securities to finance our operations, exploration, development, acquisitions or other projects. We are authorized to issue an unlimited number of Common Shares. We cannot predict the size of future sales and issuances of equity securities or the effect, if any, that future sales and issuances of equity securities will have on the market price of the Common Shares. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Shares. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and may experience dilution in our earnings per share.

Our Common Shares are subject to various factors that have historically made share prices volatile.

The market price of our Common Shares may be subject to large fluctuations, which may result in losses to investors. The market price of the Common Shares may increase or decrease in response to a number of events and factors, including: our operating performance and the performance of competitors and other similar companies; volatility in metal prices; the arrival or departure of key personnel; the number of Common Shares to be publicly traded after an offering pursuant to any Prospectus Supplement; the public’s reaction to our press releases, material change reports, other public announcements and our filings with the various securities regulatory authorities; changes in earnings estimates or recommendations by research analysts who track the Common Shares or the shares of other companies in the resource sector; changes in general economic and/or political conditions; acquisitions, strategic alliances or joint ventures involving us or our competitors; and the factors listed under the heading “Cautionary Statement Regarding Forward-Looking Statements”.

The market price of the Common Shares may be affected by many other variables which are not directly related to our success and are, therefore, not within our control, including other developments that affect the market for all resource sector securities, the breadth of the public market for the Common Shares and the attractiveness of alternative investments.

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Use of Proceeds

While detailed information regarding the use of proceeds from the sale of our Securities will be described in the applicable Prospectus Supplement, we will have broad discretion over the use of the net proceeds from an offering of our Securities. Because of the number and variability of factors that will determine our use of such proceeds, the Company’s ultimate use might vary substantially from its planned use. You may not agree with how we allocate or spend the proceeds from an offering of our Securities. We may pursue acquisitions, collaborations or other opportunities that do not result in an increase in the market value of our Securities, including the market value of our Common Shares, and that may increase our losses.

We do not intend to pay any cash dividends in the foreseeable future.

We have not declared or paid any dividends on our Common Shares. Our current business plan requires that for the foreseeable future, any future earnings be reinvested to finance the growth and development of our business. We do not intend to pay cash dividends on the Common Shares in the foreseeable future. We will not declare or pay any dividends until such time as our cash flow exceeds our capital requirements and will depend upon, among other things, conditions then existing including earnings, financial condition, restrictions in financing arrangements, business opportunities and conditions and other factors, or our Board determines that our shareholders could make better use of the cash.

Market for securities

There is no market through which Share Purchase Contracts (as defined in “Description of Share Purchase Contracts”) or Warrants to purchase Common Shares may be sold. There can be no assurance that an active trading market will develop for the aforementioned securities, or if developed, that such a market will be sustained at the price level at which it was offered. The liquidity of the trading market in those securities, and the market price quoted of those securities, may be adversely affected, by among other things:

•	changes in the overall market for those securities;

•	changes in our financial performance or prospects;

•	changes or perceived changes in our creditworthiness;

•	the prospects for companies in the industry generally;

•	the number of holders of those securities;

•	the interest of securities dealers in making a market for those securities; and

•	prevailing interest rates.

There can be no assurance that fluctuations in the trading price will not materially adversely impact our ability to raise equity funding without significant dilution to our existing shareholders, or at all.

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CAUTIONARY NOTE TO UNITED STATES INVESTORS

Unless otherwise indicated, all resource estimates, and any future reserve estimates, included or incorporated by reference in this Prospectus and any Prospectus Supplement have been, and will be, prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 permits the disclosure of an historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) to the extent known, provides the key assumptions, parameters and methods used to prepare the historical estimate; (d) states whether the historical estimate uses categories other than those prescribed by NI 43-101; and (e) includes any more recent estimates or data available.

Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (“SEC”), and reserve and resource information contained or incorporated by reference into this Prospectus and any Prospectus Supplement may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserves”. Under SEC Industry Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 does not define and the SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their economic and legal feasibility. Under Canadian rules, subject to certain exceptions, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and any reserves reported by us in the future in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable to information made public by companies that report in accordance with United States standards. Accordingly, information contained in this Prospectus and the documents incorporated by reference herein that describes the Company’s mineral deposits may not be comparable to similar information made public by United States companies subject to reporting and disclosure requirements under United States federal securities laws and the rules and regulations thereunder.

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Cautionary Statement Regarding Forward-Looking Statements

The information discussed in this Prospectus and the documents incorporated by reference into this Prospectus includes “forward-looking information” and “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. These forward-looking statements may include statements regarding perceived merit of properties, exploration results and budgets, mineral reserves and resource estimates, work programs, capital expenditures, operating costs, cash flow estimates, production estimates and similar statements relating to the economic viability of a project, timelines, strategic plans, statements relating anticipated activity with respect to the Ambler Mining District Industrial Access Project (“AMDIAP”), the Company’s plans and expectations relating to the Arctic and Bornite projects (the “Upper Kobuk Mineral Projects”), completion of transactions, market prices for precious and base metals, or other statements that are not statements of fact. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Statements concerning mineral resource estimates may also be deemed to constitute “forward-looking statements” to the extent that they involve estimates of the mineralization that will be encountered if the property is developed. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation:

•	risks related to inability to define proven and probable reserves;

•	risks related to our ability to finance the development of our mineral properties through external financing, strategic alliances, the sale of property interests or otherwise;

•	none of the Company’s mineral properties are in production or are under development;

•	risks related to lack of infrastructure including but not limited to the risk whether or not the AMDIAP will receive the requisite permits and, if it does, whether the Alaska Industrial Development and Export Authority will build the AMDIAP;

•	uncertainty as to whether there will ever be production at the Company’s mineral exploration and development properties;

•	uncertainties relating to the assumptions underlying our resource estimates, such as metal pricing, metallurgy, mineability, marketability and operating and capital costs;

•	commodity price fluctuations;

•	uncertainty as to estimates of capital costs, operating costs, production and economic returns;

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•	risks related to our ability to commence production and generate material revenues or obtain adequate financing for our planned exploration and development activities;

•	risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of our mineral deposits;

•	mining and development risks, including risks related to infrastructure, accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with or interruptions in development, construction or production;

•	risks related to inclement weather which may delay or hinder exploration activities at its mineral properties;

•	risks related to market events and general economic conditions;

•	risks related to governmental regulation and permits, including environmental regulation, including the risk that more stringent requirements or standards may be adopted or applied due to circumstances unrelated to the Company and outside of its control;

•	the risk that permits and governmental approvals necessary to develop and operate mines at our mineral properties will not be available on a timely basis or at all;

•	risks related to the need for reclamation activities on our properties and uncertainty of cost estimates related thereto;

•	uncertainty related to title to our mineral properties;

•	risks related to the acquisition and integration of operations or projects;

•	our history of losses and expectation of future losses;

•	risks related to increases in demand for equipment, skilled labor and services needed for exploration and development of mineral properties, and related cost increases;

•	our need to attract and retain qualified management and technical personnel;

•	risks related to conflicts of interests of some of our directors;

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•	risks related to potential future litigation;

•	risks related to the voting power of our major shareholders and the impact that a sale by such shareholders may have on our share price;

•	risks related to global climate change;

•	risks related to adverse publicity from non-governmental organizations;

•	uncertainty as to our ability to maintain the adequacy of internal control over financial reporting as per the requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”);

•	increased regulatory compliance costs, associated with rules and regulations promulgated by the SEC, Canadian Securities Administrators, the NYSE American, the TSX, and the Financial Accounting Standards Boards, and more specifically, our efforts to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”);

•	adverse federal income tax consequences for U.S. shareholders should the Company be a passive foreign investment company;

•	risks related to future sales or issuances of equity securities decreasing the value of our Common Shares, diluting voting power and reducing future earnings per share;

•	uncertainty as to the volatility in the price of the Company’s shares; and

•	the Company’s expectation of not paying cash dividends.

This list is not exhaustive of the factors that may affect any of our forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and our actual achievements or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading “Risk Factors” and in the documents incorporated by reference in this Prospectus. All forward-looking statements contained in this Prospectus or in the documents incorporated by reference herein are qualified by these cautionary statements.

Our forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made. In connection with the forward-looking statements contained in this Prospectus and the documents incorporated, or deemed to be incorporated, by reference, we have made certain assumptions about our business, including about

•	our ability to achieve production at our Arctic and Bornite Projects;

•	the accuracy of our mineral resource estimates;

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•	the results, costs and timing of future exploration, drilling and engineering;

•	timing and receipt of approvals, consents and permits under applicable legislation;

•	the adequacy of our financial resources;

•	the receipt of third party contractual, regulatory and governmental approvals for the exploration, development, construction and production of our properties;

•	our expected ability to develop adequate infrastructure and that the cost of doing so will be reasonable;

•	there being no significant disruptions affecting operations, whether relating to labor, supply, power, damage to equipment or other matter;

•	expected trends and specific assumptions regarding metal prices and currency exchange rates; and

•	prices for and availability of fuel, electricity, parts and equipment and other key supplies remaining consistent with current levels.

We have also assumed that no significant events will occur outside of our normal course of business. Although we have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. We believe that the assumptions inherent in the forward-looking statements are reasonable as of the date of this Prospectus, however forward-looking statements are not guarantees of future performance and, accordingly, undue reliance should not be put on such statements due to the inherent uncertainty therein.

We do not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

Exchange Rate Information

The following table sets forth (i) the rate of exchange for the U.S. dollar, expressed in Canadian dollars, in effect at the end of the periods indicated; (ii) the average exchange rates for the U.S. dollar, on the last day of each month during such periods; and (iii) the high and low exchange rates for the U.S. dollar, expressed in Canadian dollars, during such periods, each based on the Bank of Canada rate in effect on each trading day for the relevant period, for conversion of U.S. dollars into Canadian dollars:

	Fiscal Year Ended November 30			Nine Months Ended August 31, 2017
	2016	2015	2014
High for period	1.4589	1.3413	1.1427	1.3743
Low for period	1.2544	1.1360	1.0577	1.2447
Average for period	1.3279	1.2619	1.0971	1.3169
Rate at end of period	1.3426	1.3333	1.1427	1.2536

On November 10, 2017, the exchange rate for the U.S. dollar, as expressed in Canadian dollars based on the Bank of Canada average daily rate, was $1.00 per CDN$1.2683.

The Company

The following description of the Company is, in some instances, derived from selected information about us contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about us and our properties and business that you should consider before investing in any Securities. You should carefully read the entire Prospectus and the applicable Prospectus Supplement, including the section titled “Risk Factors” that immediately follows this description of the Company, as well as the documents incorporated by reference into this Prospectus and the applicable Prospectus Supplement, before making an investment decision.

Corporate Structure

Name, address and incorporation

Trilogy Metals Inc. was incorporated on April 27, 2011 under the name NovaCopper Inc. pursuant to the terms of the Business Corporations Act (British Columbia) (“BCBCA”). NovaCopper Inc. changed its name to Trilogy Metals Inc. on September 1, 2016 to better reflect its diversified metals resource base. Our registered office is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia, and our head office is located at Suite 1150, 609 Granville Street, Vancouver, British Columbia.

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Intercorporate relationships

The following chart depicts our corporate structure together with the jurisdiction of incorporation of our subsidiary. All ownership is 100%.

Description of the Business

Our principal business is the exploration and development of our Upper Kobuk Mineral Projects located in the Ambler mining district in Northwest Alaska, United States which comprises (i) the Arctic Project, which contains the high-grade polymetallic volcanogenic massive sulfide deposit located on the Ambler lands (“Arctic Project”); and (ii) the Bornite Project, which contains a carbonate-hosted copper deposit (“Bornite Project”). Our goals include expanding mineral resources and advancing our projects through technical, engineering and feasibility studies so that production decisions can be made on those projects.

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Recent Developments

Filing of the Amended NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA

On October 12, 2017, the Company filed with the securities regulatory authorities in each of the provinces of Canada, an amended technical report for the Bornite Project entitled “Amended NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA” dated October 12, 2017 with an effective date of April 19, 2016 (the “2017 Bornite Report”) prepared by Bruce Davis, FAUSIMM, Robert Sim, P.Geo., and Jeff Austin, P.Eng, all of whom are “Qualified Persons” under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and are independent of the Company. The 2017 Bornite Report supersedes the Company’s previous technical report on the Bornite Project entitled “NI 43-101 Technical Report on the Bornite Project, Northwest Alaska, USA” dated May 16, 2016 and having an effective date of April 19, 2016 (the “2016 Bornite Report”) and reflects non-material changes made to the 2016 Bornite Report which were made at the request of the British Columbia Securities Commission. The summary of the Bornite Project contained in the Company’s Form 10-K (as defined herein) remains accurate and complete.

Filing of the NI 43-101 Technical Report on the Arctic Project, Northwest Alaska, USA

On November 9, 2017, the Company filed with the securities regulatory authorities in each of the provinces of Canada, a technical report for the Company’s Arctic Project entitled “NI 43-101 Technical Report on the Arctic Project, Northwest Alaska, USA” dated November 9, 2017 with an effective date of April 25, 2017 (the “Arctic Report”) prepared by Bruce Davis, Robert Sim and Jeff Austin, all of whom are “Qualified Persons” under NI 43-101 and are independent of the Company. The resource estimate included in the Arctic Report supersedes all previous resource estimates for the Arctic Project. See “The Arctic Project”.

Option Agreement To Form Joint Venture with South32 Group Operations Pty Ltd.

On April 10, 2017, Trilogy entered into an option agreement with NovaCopper US Inc. and South32 Group Operations Pty Ltd (“South32 Operations”), a wholly-owned subsidiary of South32 Limited, which agreement was later assigned by South32 Operations to its affiliate, South32 USA Exploration Inc. (together with South32 Operations, “South32”). The Agreement grants to South32 a three-year option to form a 50/50 joint venture with respect to Trilogy’s Upper Kobuk Mineral Projects.

South32 must contribute a minimum of US$10 million each year, for a maximum of three years, to keep the option in good standing (the “Initial Funding”). South32 may exercise its option at any time to form the 50/50 joint venture until the option expiration date. Provided that all the exploration data and information related to approved programs has been made available to South32 by no later than December 31 of each year in respect of the first two years, South32 must decide by January 31 of the following year whether; (i) to fund a further tranche of a minimum of $10 million, or (ii) to withdraw and not provide any further annual funding. If the election to fund a further tranche is not made in January, South32 has until the end of March to exercise the option to form the LLC and make the subscription payment. If South32 elects to exercise the option, the subscription price less certain deductions for Initial Funding shall be paid in one tranche within 45 business days. Should South32 not make its annual minimum payment or elect to withdraw, the option will lapse and South32 will have no claim to ownership or to the funds it had already spent.

In order to exercise its option to form the joint venture, South32 must contribute a minimum of US$150 million, plus (i) any amounts Trilogy spends at the Arctic Project over the next three years up to US$5 million per year, less the amount of the Initial Funding contributed by South32, and (ii) US$5 million if the option is exercised between April 1, 2018 and March 31, 2019 or US$10 million if the option is exercised between April 1, 2019 and the expiration date of the option.

South32 has made the option payment for the first year and the funds are being used for a US$10 million exploration program in 2017 at the Bornite Project.

The Arctic Project

The following summary is derived from the Arctic Report, and in some instances is a direct extract from, and based on the assumptions, qualifications and procedures set out in, the Arctic Report. Such assumptions, qualifications and procedures are not fully described in this Prospectus and the following summary does not purport to be a complete summary of the Arctic Report. Reference should be made to the full text of the Arctic Report which is available on the Company’s website (https://trilogymetals.com/) and has been filed with the securities regulatory authorities in each of the provinces of Canada on SEDAR (www.sedar.com).

Project Description, Location and Access

Location

The Arctic Property is located in the Ambler mining district of the southern Brooks Range, in the NWAB of Alaska. The Arctic Property is located in Ambler River A-2 quadrangle, Kateel River Meridian T 20N, R 11E, section 2 and T 21N, R 11E, sections 34 and 35.

The Arctic Project is located 270 km east of the town of Kotzebue, 37 km northeast of the village of Kobuk, and 260 km west of the Dalton Highway, an all-weather state maintained public road, at geographic coordinates N67.17° latitude and W156.39° longitude (Universal Transverse Mercator (UTM) North American Datum (NAD) 83, Zone 4 coordinates 7453080N, 613110E).

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Accessibility

Air

Primary access to the Arctic Property is by air, using both fixed wing aircraft and helicopters.

There are four well maintained, approximately 1,500 m-long gravel airstrips located near the Arctic Property, capable of accommodating charter fixed wing aircraft. These airstrips are located 64 km west at Ambler, 46 km southwest at Shungnak, 37 km southwest at Kobuk, and 34 km southwest at Dahl Creek. There is daily commercial air service from Kotzebue to the village of Kobuk, the closest community to the Arctic Property. During the summer months, the Dahl Creek Camp airstrip is suitable for larger aircraft, such as a C-130 and DC-6.

In addition to the four 1,500 m airstrips, there is a 700 m airstrip located at the Bornite Camp. The airstrip at Bornite is suited to smaller aircraft, which support the Bornite Camp with personnel and supplies. There is also a 450m airstrip (“Arctic Airstrip”) located at the base of Arctic ridge that is suited to support smaller aircraft.

Water

There is no direct water access to the Arctic Property. During spring runoff, river access is possible by barge from Kotzebue Sound to Ambler, Shungnak, and Kobuk via the Kobuk River.

Road

A winter trail and a one-lane dirt track suitable for high-clearance vehicles or construction equipment links the Arctic Project’s main camp located at Bornite to the 1525m Dahl Creek airstrip southwest of the Arctic Deposit. An unimproved gravel track connects the Arctic Airstrip with the Arctic Deposit.

Mineral Tenure

The Arctic Property comprises approximately 46,226 ha of State of Alaska mining claims and US Federal patented mining claims in the Kotzebue Recording District. The Arctic Project land tenure consists of 1,386 contiguous claims, including 883 40-acre State claims, 503 160-acre State claims, and eighteen Federal patented claims comprising 272 acres (110 ha) held in the name of NovaCopper US Inc., a wholly owned subsidiary of Trilogy. The Arctic Project is located near the southern edge of the centre of the claim block. The Federal patented claim corners were located by the US Geological Survey. There is no expiration date or labour requirement on the Federal patented claims. Rent for each State claim is paid annually to the Alaska Department of Natural Resources. An Annual Labour Statement must be submitted annually to maintain the State claims in good standing.

Royalties, Agreements and Encumbrances

Kennecott Agreements

On March 22, 2004, Alaska Gold Company, a wholly-owned subsidiary of NovaGold Resources Inc. (“NovaGold”) completed an Exploration and Option to Earn an Interest Agreement with Kennecott Exploration Company and Kennecott Arctic Company (collectively, “Kennecott”) on the Ambler land holdings.

On December 18, 2009, a Purchase and Termination Agreement was entered into between Alaska Gold Company and Kennecott whereby NovaGold agreed to pay Kennecott a total purchase price of $29 million for a 100% interest in the Ambler land holdings, which included the Arctic Project, to be paid as: $5 million by issuing 931,098 NovaGold shares, and two installments of $12 million each, due 12 months and 24 months from the closing date of January 7, 2010. The NovaGold shares were issued in January 2010, the first $12 million payment was made on January 7, 2011, and the second $12 million payment was made in advance on August 5, 2011; this terminated the March 22, 2004 exploration agreement between NovaGold and Kennecott. Under the Purchase and Termination Agreement, the seller retained a 1% net smelter return (“NSR”) royalty that is purchasable at any time by the land owner for a one-time payment of $10 million.

During 2011, NovaGold incorporated NovaCopper US Inc. and transferred its Ambler land holdings, including the Arctic Project, from Alaska Gold Company to NovaCopper US Inc. In April 2012, NovaGold completed a spin-out of NovaCopper Inc., a publicly traded company listed on the TSX and NYSE-MKT stock exchanges and owned by the same shareholders as NovaGold. In September of 2016, NovaCopper Inc. changed its name to Trilogy Metals Inc.

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NANA Agreement

In 1971, the US Congress passed the Alaska Native Claims Settlement Act (“ANCSA”) which settled land and financial claims made by the Alaska Natives and provided for the establishment of 13 regional corporations to administer those claims. These 13 corporations are known as the Alaska Native Regional Corporations. One of these 13 regional corporations is the Northwest Alaska Native Association Regional Corporation, Inc. (“NANA”). ANCSA Lands controlled by NANA bound the southern border of the Arctic Property claim block. National Park lands are within 25 km of the northern property border.

On October 19, 2011, Trilogy and NANA Regional Corporation, Inc. entered into an Exploration Agreement and Option to Lease (the “NANA Agreement”) for the cooperative development of their respective resource interests in the Ambler mining district. The NANA Agreement consolidates Trilogy’s and NANA’s land holdings into an approximately 142,831 ha land package and provides a framework for the exploration and development of the area. The NANA Agreement provides that NANA will grant Trilogy the nonexclusive right to enter on, and the exclusive right to explore, the Bornite Lands and the ANCSA Lands (each as defined in the NANA Agreement) and in connection therewith, to construct and utilize temporary access roads, camps, airstrips and other incidental works. The NANA Agreement has a term of 20 years, with an option in favour of Trilogy to extend the term for an additional 10 years. The NANA Agreement may be terminated by mutual agreement of the parties or by NANA if Trilogy does not meet certain expenditure requirements on NANA’s lands.

If, following receipt of a feasibility study and the release for public comment of a related draft environmental impact statement, Trilogy decides to proceed with construction of a mine on the lands subject to the NANA Agreement, Trilogy will notify NANA in writing and NANA will have 120 days to elect to either (a) exercise a non-transferrable back-in-right to acquire between 16% and 25% (as specified by NANA) of that specific project; or (b) not exercise its back-in-right, and instead receive a net proceeds royalty equal to 15% of the net proceeds realized by Trilogy from such project. The cost to exercise such back-in-right is equal to the percentage interest in the Project multiplied by the difference between (i) all costs incurred by Trilogy or its affiliates on the project, including historical costs incurred prior to the date of the NANA Agreement together with interest on the historical costs; and (ii) $40 million (subject to exceptions). This amount will be payable by NANA to Trilogy in cash at the time the parties enter into a joint venture agreement and in no event will the amount be less than zero.

In the event that NANA elects to exercise its back-in-right, the parties will, as soon as reasonably practicable, form a joint venture with NANA electing to participate between 16% to 25%, and Trilogy owning the balance of the interest in the joint venture. Upon formation of the joint venture, the joint venture will assume all of the obligations of Trilogy and be entitled to all the benefits of Trilogy under the NANA Agreement in connection with the mine to be developed and the related lands. A party’s failure to pay its proportionate share of costs in connection with the joint venture will result in dilution of its interest. Each party will have a right of first refusal over any proposed transfer of the other party’s interest in the joint venture other than to an affiliate or for the purposes of granting security. A transfer by either party of an NSR return on the project or any net proceeds royalty interest in a project other than for financing purposes will also be subject to a first right of refusal.

In connection with possible development on the Bornite Lands or ANCSA Lands, Trilogy and NANA will execute a mining lease to allow Trilogy or the joint venture to construct and operate a mine on the Bornite Lands or ANCSA Lands. These leases will provide NANA a 2% NSR as to production from the Bornite Lands and a 2.5% NSR as to production from the ANCSA Lands.

If Trilogy decides to proceed with construction of a mine on its own lands subject to the NANA Agreement, NANA will enter into a surface use agreement with Trilogy which will afford Trilogy access to the project along routes approved by NANA. In consideration for the grant of such surface use rights, Trilogy will grant NANA a 1% NSR on production and an annual payment of $755 per acre (as adjusted for inflation each year beginning with the second anniversary of the effective date of the NANA Agreement and for each of the first 400 acres (and $100 for each additional acre) of the lands owned by NANA and used for access which are disturbed and not reclaimed.

History

Prospectors first arrived in the Ambler District around 1900, shortly after the discovery of the Nome and Fairbanks gold districts. Several small gold placer deposits were located in the southern Cosmos Hills south of the Arctic Deposit and worked intermittently over the next few years. During this time copper mineralization was observed at Ruby Creek in the northern Cosmos Hills; however, no exploration was undertaken until 1947 when local prospector Rhinehart “Rhiny” Berg located outcropping mineralization along Ruby Creek. Berg subsequently staked claims over the Ruby Creek showings and constructed an airstrip for access.

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Bear Creek Mining Company (“BCMC”), an exploration subsidiary of Kennecott, optioned the property from Berg in 1957. The prospect became known as Bornite and Kennecott conducted extensive exploration over the next decade, culminating in the discovery of the high-grade No. 1 orebody and the sinking of an exploration shaft to conduct underground drilling.

In conjunction with the discovery of the Bornite Deposit, BCMC greatly expanded their regional reconnaissance exploration in the Cosmos Hills and the southern Brooks Range. Stream silt sampling in 1966 revealed a significant copper anomaly in Arctic Creek roughly 27 km northeast of Bornite. The area was subsequently staked and, in 1967, eight core holes were drilled at the Arctic Deposit yielding impressive massive sulphide intercepts over an almost 500-m strike length.

BCMC conducted intensive exploration on the property until 1977 and then intermittently through 1998. No drilling or additional exploration was conducted on the Arctic Project between 1998 and 2004.

In addition to drilling and exploration at the Arctic Deposit, BCMC also conducted exploration at numerous other prospects in the Ambler District (most notably Dead Creek, Sunshine, Cliff, and Horse). The abundance of volcanogenic massive sulphide (“VMS”) prospects in the district resulted in a series of competing companies, including Sunshine Mining Company, Anaconda, Noranda, Teck Cominco, Resource Associates of Alaska (“RAA”), Watts, Griffis and McOuat Ltd., and Houston Oil and Minerals Company, culminating into a claim staking war in the district in 1973.

District exploration by Sunshine Mining Company and Anaconda resulted in two additional significant discoveries in the district; the Sun Deposit located 60 km east of the Arctic Deposit, and the Smucker Deposit located 36 km west of the Arctic Deposit.

District exploration continued until the early 1980s on the four larger deposits in the district (Arctic, Bornite, Smucker and Sun) when the district fell into a hiatus due to depressed metal prices.

In 1987, Cominco acquired the claims covering the Sun and Smucker deposits from Anaconda. Teck Resources Ltd., as Cominco’s successor company, continues to hold the Smucker Deposit. In 2007, Andover Mining Corporation purchased a 100% interest in the Sun Deposit for US$13 million.

In 1981 and 1983, Kennecott received three US Mineral Survey patents (MS2245 totalling 240 acres over the Arctic Deposit – later amended to include another 32 acres; and MS2233 and MS2234 for 25 claims totalling 516.5 acres at Bornite). The Bornite patented claims and surface development were subsequently sold to NANA Regional Corporation, Inc. in 1986.

No production has occurred at the Arctic Deposit or at any of the other deposits within the Ambler District.

Prior Ownership and Ownership Changes – Arctic Deposit and the Ambler Lands

BCMC initially staked federal mining claims covering the Arctic Deposit area beginning in 1965. The success of the 1960’s drill programs defined a significant high-grade polymetallic resource at the Arctic Deposit and, in the early 1970s, Kennecott began the patent process to obtain complete legal title to the Arctic Deposit. In 1981, Kennecott received US Mineral Survey patent M2245 covering 16 mining claims totalling 240.018 acres. In 1983, US Mineral Survey patent M2245 was amended to include two additional claims totalling 31.91 acres.

With the passage of the Alaska National Interest Lands Conservation Act in 1980, which expedited native land claims outlined in the ANSCA and state lands claims under the Alaska Statehood Act, both the state of Alaska and NANA selected significant areas of land within the Ambler District. State selections covered much of the Ambler schist belt, host to the VMS deposits including the Arctic Deposit, while NANA selected significant portions of the Ambler Lowlands to the immediate south of the Arctic Deposit as well as much of the Cosmos Hills including the area immediately around Bornite.

In 1995, Kennecott renewed exploration in the Ambler schist belt containing the Arctic Deposit patented claims by staking an additional 48 state claims at Nora and 15 state claims at Sunshine Creek. In the fall of 1997, Kennecott staked 2,035 state claims in the belt consolidating their entire land position and acquiring the majority of the remaining prospective terrain in the VMS belt. Five more claims were subsequently added in 1998. After a short period of exploration which focused on geophysics and geochemistry combined with limited drilling, exploration work on the Arctic Project again entered a hiatus.

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On March 22, 2004, Alaska Gold Company, a wholly-owned subsidiary of NovaGold completed an Exploration and Option Agreement with Kennecott to earn an interest in the Ambler land holdings.

Previous Exploration and Development Results – Arctic Deposit

Introduction

Kennecott’s tenure at the Arctic Project saw two periods of intensive work from 1965 to 1985 and from 1993 to 1998, before optioning the property to NovaGold in 2004.

Though abundant reports, memos, and files exist in Kennecott’s Salt Lake City office, only limited digital compilation of the data exists for the earliest generation of exploration at the Arctic Deposit and within the VMS belt. Beginning in 1993, Kennecott initiated a re-evaluation of the Arctic Deposit and assembled a computer database of previous work at the Arctic Deposit and in the district. A new computer-generated block model was constructed in 1995 and an updated resource of the deposit was calculated from the block model. Subsequently, Kennecott staked a total of 2,035 State of Alaska claims in 1997 and, in 1998 undertook the first field program since 1985.

Due to the plethora of companies and the patchwork exploration that occurred as a result of the 1973 staking war, much of the earliest exploration work on what now constitutes the Ambler Schist belt was lost during the post-1980 hiatus in district exploration. The following subsections outline the best documented data at the Arctic Deposit as summarized in the 1998 Kennecott exploration report, including the assembled computer database; however, this outline is not considered to be either exhaustive or in-depth.

In 1982, geologists with Kennecott, Anaconda and the State of Alaska published the definitive geologic map of the Ambler schist belt.

Geochemistry

Historic geochemistry for the district, compiled in the 1998 Kennecott database, includes 2,255 soil samples, 922 stream silt samples, 363 rock samples, and 37 panned concentrate samples. Data has been sourced from several companies including Kennecott, Sunshine Mining, RAA, and NANA. Sourcing of much of the data had been poorly documented in the database.

During 1998, Kennecott renewed its effort in the district, and, as a follow-up to the 1998 electromagnetic (“EM”) survey, undertook soil and rock chip sampling in and around EM anomalies generated in the geophysical targeting effort. During this period Kennecott collected 962 soils and 107 rocks and for the first time used extensive multi-element inductively coupled plasma (“ICP”) analysis.

Geophysics

Prior to 1998, Kennecott conducted a series of geophysical surveys which are poorly documented or are unavailable to Trilogy. With the renewed interest in the belt, Kennecott mounted a largely geophysically driven program to assess the district for Arctic-sized targets. Based on an initial review of earlier geophysical techniques employed at the Arctic Deposit, Kennecott initiated an extensive helicopter-supported airborne EM and magnetic survey covering the entire VMS belt in March 1998. The survey was conducted on 400 m line spacing with selective 200 m line spacing at the Arctic Deposit and covered 2,509 total line kilometres. The Arctic Deposit presented a strong 900 Hz EM conductive signature.

Forty-six additional discrete EM conductors were identified, of which, 17 were further evaluated in the field. Eight of the EM anomalies were coincident with anomalous geochemistry and prospective geology, and were deemed to have significant potential for mineralization. As a follow-up, each anomaly was located on the ground using a Maxmin 2 horizontal loop EM system. Gravity lines were subsequently completed utilizing a LaCoste and Romberg Model G gravimeter over each of the eight anomalies.

In addition to the EM and gravity surveys in 1998, five lines of Controlled Source Audio Magnetotelluric (“CSAMT”) data were collected in the Arctic Valley. The Arctic Deposit showed an equally strong conductive response in the CSAMT data as was seen in the EM data. As a result of the survey, Kennecott recommended additional CSAMT for the deposit area.

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Field targeting work in 1998 prompted Kennecott to drill two exploration holes on anomaly 98-3, located approximately 6 km northwest of the Arctic Deposit and 2 km east-northeast of the Dead Creek prospect. Hole 98-03-01 was drilled to test the sub-cropping gossan and was roughly coincident with the centre of the geophysical anomaly as defined by airborne and ground EM data. Scattered mineralization was encountered throughout the hole with intervals of chalcopyrite and sphalerite.

Based on the results of the 1998 geophysical program, Kennecott made the following recommendations:

•	anomaly 98-3 requires further drilling;

•	anomalies 98-7 and 98-22 are drill ready; and

•	anomalies 98-8, -9, -14, -35, and -38 require additional ground targeting.

Kennecott conducted no further field exploration in the district after 1998 and subsequently optioned the property to NovaGold in 2004.

Drilling

Between 1967 and July 1985, Kennecott (BCMC) completed 86 holes (including 14 large diameter metallurgical test holes) totalling 16,080 m. In 1998, Kennecott drilled an additional 6 core holes totalling 1,492 m to test for:

•	extensions of the known Arctic resource;

•	grade and thickness continuity; and

•	EM anomaly 98-3.

Drilling for all BCMC/Kennecott campaigns in the Arctic Deposit area (1966 to 1998) totals 92 core holes for a combined 17,572 m. A complete and comprehensive discussion of the all the drilling undertaken at the Arctic Deposit is contained under the heading “The Arctic Project – Drilling”.

Specific Gravity

Prior to 1998, no specific gravity (“SG”) measurements were available for the Arctic Deposit rocks. A “factored” average bulk density was used to calculate a tonnage factor for resource estimations. A total of 38 samples from the 1998 drilling at the Arctic Deposit were measured for SG determinations. This included six samples of unaltered metavolcanics, ten samples of graphitic schist and talc schist lithology, seven samples of semi-massive sulfide (“SMS”), and fifteen samples of massive sulfide (“MS”).

A complete and comprehensive discussion of SG determinations captured during both the Kennecott and Trilogy/NovaGold tenures are discussed under the headings “The Arctic Project – Sampling, Analysis and Data Verification” and “The Arctic Project – Mineral Resource Estimate”.

Petrology, Mineralogy and Research Studies

There have been numerous internal studies done by Kennecott on the petrology and mineralogy of the Arctic Deposit that exist as internal memos, file notes, and reports from as early as 1967, as well as several academic studies.

Geotechnical, Hydrological and Acid-Base Accounting Studies

A series of geotechnical, hydrological and acid-base accounting (“ABA”) studies were conducted by Kennecott before their divestiture of the Arctic Project to NovaGold.

Geotechnical Studies

In December 1998, URSA Engineering prepared a geotechnical study for Kennecott titled “Arctic Project – 1998 Rock Mass Characterization”. Though general in scope, the report summarized some of the basic rock characteristics as follows:

•	Compressive strengths average 6,500 psi for the quartz mica schists, 14,500 psi for the graphitic schists, and 4,000 psi for talc schists.

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•	Rock mass quality can be described as average to good quality, massive with continuous jointing except the talc schist, which was characterized as poor quality. The rock mass rating averages 40 to 50 for most units except the talc schist which averages 30.

Hydrological Studies

In 1998, Robertson Geoconsultants Inc. (“Robertson”) of Vancouver prepared a report for Kennecott titled “Initial Assessment of Geochemical and Hydrological Conditions at Kennecott’s Arctic Project”. The report presented the results of the acid generation potential of mine waste and wall rock for the Arctic Project in the context of a hydrological assessment of the climate, hydrology and water balance analyses at the Arctic Deposit. Climatic studies at the time were limited to regional analyses as no climatic data had been collected at the Arctic Project site prior to the review. Regional data, most specifically a government installed gauging station about 20 miles to the southwest at Dahl Creek, provided information in assessing the hydrology of the Arctic Project at the time. A total of nine regional gauges were utilized to evaluate the overall potential runoff in the area.

Acid-Base Accounting Studies

The 1998 Robertson study documented acid-base accounting results based on the selection of 60 representative core samples from the deposit. Results of the study are summarized as follows:

•	Roughly 70% of the waste rock material was deemed to be potentially acid generating.

•	Mitigation of the acid generating capacity could be affected by submersion of the waste rock. Mitigation of the high wall and pit geometries would make potential pit flooding unlikely and could present a long term mitigation issue.

•	Characteristics of the mine tailings were not assessed.

•	Based on the study, Robertson recommended underground mining scenarios, or aggressive study including site water balance.

Historical Mineral Resource Estimates

For more information about the prior exploration, including the type, amount and results of any exploration work undertaken by previous owners at the Arctic Project and a summary of historical mineral resource estimates, please see the full text of the Arctic Report.

Geological Setting, Mineralization and Deposit Types

Regional Geology – Southern Brooks Range

The Ambler District occurs along the southern margin of Brooks Range within an east-west trending zone of Devonian to Jurassic age submarine volcanic and sedimentary rocks. The district covers both: 1) VMS-like deposits and prospects hosted in the Devonian age Ambler Sequence (or Ambler Schist belt), a group of metamorphosed bimodal volcanic rocks with interbedded tuffaceous, graphitic and calcareous volcaniclastic metasediments; and 2) epigenetic carbonate-hosted copper deposits occurring in Devonian age carbonate and phyllitic rocks of the Bornite Carbonate Sequence. The Ambler Sequence occurs in the upper part of the Anirak Schist, the thickest member of the Schist belt or Coldfoot subterrane (Moore et al. 1994). VMS-like stratabound mineralization can be found along the entire 110 km strike length of the district. Immediately south of the Schist belt in the Cosmos Hills, a time equivalent section of the Anirak Schist includes the approximately 1 km thick Bornite Carbonate Sequence. Mineralization of both the VMS-like deposits of the Schist belt and the carbonate-hosted deposits of the Cosmos Hills has been dated at 375 to 387 Ma.

In addition, the Ambler District is characterized by increasing metamorphic grade north perpendicular to the strike of the east-west trending units. The district shows isoclinal folding in the northern portion and thrust faulting to south. The Devonian to Late Jurassic age Angayucham basalt and the Triassic to Jurassic age mafic volcanic rocks are in low-angle over thrust contact with various units of the Ambler Schist belt and Bornite Carbonate Sequence along the northern edge of the Ambler Lowlands.

Terrane Descriptions

The terminology of terranes in the southern Brooks Range evolved during the 1980s because of the region’s complex juxtaposition of rocks of various composition, age and metamorphic grade. Certain studies have divided the Ambler District into the Ambler and Angayucham terranes. Recent work includes the rocks of the previously defined Ambler terrane as part of the regionally extensive Schist belt or Coldfoot subterrane along the southern flank of the Arctic Alaska terrane. In general, the southern Brooks Range is composed of east-west trending structurally bound allochthons of variable metasedimentary and volcanogenic rocks of Paleozoic age.

The Angayucham terrane, which lies along southern margin of the Brooks Range, is locally preserved as a klippen within the eastern Cosmos Hills and is composed of weakly metamorphosed to unmetamorphosed massive-to-pillowed basalt rocks with minor radiolarian cherts, marble lenses and isolated ultramafic rocks. This package of Devonian to Late Jurassic age mafic and ultramafic rocks is interpreted to represent portions of an obducted and structurally dismembered ophiolite that formed in an ocean basin south of the present day Brooks Range. Locally, the Angayucham terrane overlies the schist belt to the north along a poorly exposed south-dipping structure.

Gottschalk and Oldow (1988) describe the Schist belt as a composite of structurally bound packages composed of dominantly greenschist facies rocks, including pelitic to semi-pelitic quartz-mica schist with associated mafic schists, metagabbro and marbles. Locally, the Schist belt includes the middle Devonian age Bornite Carbonate Sequence, the lower Paleozoic age Anirak pelitic, variably siliceous and graphic schists, and the mineralized Devonian age Ambler sequence consisting of volcanogenic and siliciclastic rocks variably associated with marbles, calc-schists, metabasites and mafic schists. The lithologic assemblage of the Schist belt is consistent with an extensional, epicontinental tectonic origin.

Structurally overlaying the Schist belt to the north is the Central belt. The Central belt is in unconformable contact with the Schist belt along a north-dipping low-angle structure. The Central belt consists of lower Paleozoic age metaclastic and carbonate rocks, and Proterozoic age schists. Both the Central belt and Schist belt are intruded by meta-to-peraluminous orthogneisses, which locally yield a slightly discordant U-Pb thermal ionization mass spectrometry zircon crystallization age of middle to late Devonian. This igneous protolith age is supported by Devonian orthogneiss ages obtained along the Dalton Highway, 161 km to the east of the Ambler District.

Overlaying the Schist belt to the south is the Phyllite belt, characterized in the Ambler mining district as phyllitic black carbonaceous schists of the Beaver Creek Phyllite which is assumed to underlie much of the Ambler Lowlands between the Brooks Range and the Arctic Deposit to the north and the Cosmos Hills and the Bornite Deposit to the south. The recessive weathering nature of the Beaver creek phyllite limits the exposure but is assumed to occur as a thrust sheet overlying the main Schist belt rocks.

Regional Tectonic Setting

Rocks exposed along the southern Brooks Range consist of structurally bound imbricate allochthons that have experienced an intense and complex history of deformation and metamorphism. Shortening in the fold and thrust belt has been estimated by some workers to exceed 500 km based on balanced cross sections across the central Brooks Range. In general, the metamorphic grade and tectonism in the Brooks Range increases to the south and is greatest in the Schist belt. The tectonic character and metamorphic grade decreases south of the Schist belt in the overlaying Angayucham terrane.

In the late Jurassic to early Cretaceous age, the Schist belt experienced penetrative thrust-related deformation accompanied by recrystallization under high-pressure and low-temperature metamorphic conditions. The northward directed compressional tectonics were likely related to crustal thickening caused by obduction of the Angayucham ophiolitic section over a south-facing passive margin. Thermobarometry of schists from the structurally deepest section of the northern Schist belt yield relict metamorphic temperatures of 475°C, ±35°C, and pressures from 7.6 to 9.8 kb. Metamorphism in the schist belt grades from lowest greenschist facies in the southern Cosmos Hills to upper greenschist facies, locally overprinting blueschist mineral assemblages in the northern belt.

Compressional tectonics, which typically place older rocks on younger, do not adequately explain the relationship of young, low-metamorphic-grade over older and higher-grade metamorphic rocks observed in the southern Brooks Range hinterland. Mull (1982) interpreted the Schist belt as a late antiformal uplift of the basement to the fold and thrust belt. More recent models propose that the uplift of the structurally deep Schist belt occurred along duplexed, north-directed, thin-skinned thrust faults, followed by post-compressional south-dipping low angle normal faults along the south flank of the Schist belt, accommodating for an over-steepened imbricate thrust stack. Rapid cooling and exhumation of the Schist belt began at the end of the early Cretaceous age at 105 to 103 Ma, based on Ar40/Ar39 cooling ages of hornblende and white mica near Mount Igikpak, and lasted only a few million years. Additional post-extension compressive events during the Paleocene age further complicate the southern Brooks Range.

Ambler Sequence Geology

Rocks that form the Ambler Sequence consist of a lithologically diverse sequence of lower Paleozoic Devonian age carbonate and siliciclastic strata with interlayered mafic lava flows and sills. The clastic strata, derived from terrigenous continental and volcanic sources, were deposited primarily by mass-gravity flow into the sub-wavebase environment of an extending marginal basin.

The Ambler Sequence underwent two periods of intense, penetrative deformation. Sustained upper greenschist-facies metamorphism with coincident formation of a penetrative schistosity and isoclinal transposition of bedding marks the first deformation period. Pervasive similar-style folds on all scales deform the transposed bedding and schistosity, defining the subsequent event. At least two later non-penetrative compressional events deform these earlier fabrics. Observations of the structural and metamorphic history of the Ambler District are consistent with current tectonic evolution models for the Schist belt, based on the work of others elsewhere in the southern Brooks Range.

General Stratigraphy of the Ambler Sequence

Though the Ambler Sequence is exposed over 110 km of strike length, descriptions and comments herein will refer to an area between the Kogoluktuk River on the east and the Shungnak River on the west where Trilogy has focused the majority of its exploration efforts over the last decade.

The local base of the Ambler Sequence consists of variably metamorphosed carbonates historically referred to as the Gnurgle Gneiss. Trilogy interprets these strata as calc-turbidites, perhaps deposited in a sub-wavebase environment adjacent to a carbonate bank. Calcareous schists overlie the Gnurgle Gneiss and host sporadically distributed mafic sills and pillowed lavas. These fine-grained clastic strata indicate a progressively quieter depositional environment up section, and the presence of pillowed lavas indicates a rifting, basinal environment.

Overlying these basal carbonates and pillowed basalts is a section of predominantly fine-grained carbonaceous siliciclastic rocks which host a significant portion of the mineralization in the district including the Arctic Deposit. This quiescent section indicates further isolation from a terrigenous source terrain.

The section above the Arctic Deposit host stratigraphy contains voluminous reworked silicic volcanic strata with the Button Schist at its base. The Button Schist is a regionally continuous and distinctive albite porphyroblastic unit that serves as an excellent marker above the main mineralized stratigraphy. The paucity of volcanically derived strata below the Arctic Deposit host section and abundance above indicates that the basin and surrounding hinterlands underwent major tectonic reorganization during deposition of the Arctic Deposit section. Greywacke sands that Trilogy interpret as channeled high-energy turbidites occur throughout the section but concentrate high in the local stratigraphy.

Several rock units show substantial change in thickness and distribution in the vicinity of the Arctic Deposit that may have resulted from the basin architecture existing at the time of deposition. Between the Arctic Ridge, geographically above the Arctic Deposit, and the Riley Ridge to the west several significant differences have been documented including:

•	The Gnurgle Gneiss is thickest in exposures along the northern extension of Arctic Ridge and appears to thin to the west.

•	Mafic lavas and sills thicken from east to west. They show thick occurrences in upper Subarctic Creek and to the west, but are sparsely distributed to the east.

•	The quartzite section within and above the Arctic sulphide horizon does not occur in abundance east of Arctic Ridge; it is thicker and occurs voluminously to the west.

•	Button Schist thickens dramatically to the west from exposures on Arctic Ridge; exposures to the east are virtually nonexistent.

•	Greywacke sands do not exist east of Subarctic Creek but occur in abundance as massive, channeled accumulations to the west, centered on Riley Ridge.

These data are interpreted by Trilogy to define a generally north-northwest-trending depocentre through the central Ambler District. Volcanic debris flow occurrences described below in concert with these formational changes suggest that the depocentre had a fault-controlled eastern margin. The basin deepened to the west; the Riley Ridge section deposited along a high-energy axis, and the COU section lies to the west-southwest distally from a depositional energy point of view. This original basin architecture appears to have controlled mineralization of the sulphide systems at Arctic and Shungnak (Dead Creek), concentrating fluid flow along structures on the eastern basin margin.

Structural Framework of the Ambler District

In addition to the underlying pre-deformational structural framework of the district suggested by the stratigraphic thickening of various facies around the Arctic Deposit, the Ambler Sequence is deformed by two penetrative deformational events that significantly complicate the distribution and spatial arrangement of the local stratigraphy.

F1 Deformation

The earliest penetrative deformation event is associated with greenschist metamorphism and the development of regional schistosity. True isoclinal folds are developed and fold noses typically are thickened. The most notable F1 fold is the Arctic antiform that defines the upper and lower limbs of the Arctic Deposit. The fold closes along a north-northeast- trending fold axis roughly mimicking the trace of Subarctic Creek and opening to the east. Importantly, the overturned lower limb implies that the permissive stratigraphy should be repeated on a lower synformal isocline beneath the currently explored limbs and would connect with the permissive mineralized stratigraphy to the northwest at Shungnak (Dead Creek).

F2 Deformation

The earlier F1 schistosity is in turn deformed by the F2 deformational event that resulted in the local development of an axial planar cleavage. The deformational event is well defined throughout the Schist belt and results in a series of south verging open to moderately overturned folds that define a series of east-west trending folds of similar vergence across the entire Schist belt stratigraphies.

This event is likely temporarily related to the emplacement of the Devonian Angayucham volcanics, the obducted Jurassic ophiolites and Cretaceous sediments over the Schist belt stratigraphies.

In addition to the earlier penetrative deformation events, a series of poorly defined non-penetrative deformation likely as a consequence of Cretaceous extension are seen as a series of warps or arches across the district.

The interplay between the complex local stratigraphy, the isoclinal F1 event, the overturned south verging F2 event and the series of post-penetrative deformational events makes district geological interpretation often extremely difficult at a local scale.

Arctic Deposit Geology

Previous workers at the Arctic Deposit describe three mineralized horizons at the Arctic Deposit: the Main Sulphide Horizon, the Upper South Horizon and the Warm Springs Horizon. The Main Sulphide Horizon was further subdivided into three zones: the southeast zone, the central zone and the northwest zone. Previous deposit modelling was grade-based resulting in numerous individual mineralized zones representing relatively thin sulphide horizons.

Recent work by Trilogy define the Arctic Deposit as two or more discrete horizons of sulphide mineralization contained in a complexly deformed isoclinal fold with an upright upper limb and an overturned lower limb hosting the main mineral resources. Nearby drilling suggests a third limb, an upright lower limb, likely occurs beneath the currently explored stratigraphy.

Lithologies and Lithologic Domain Descriptions

Historically, five lithologic groupings have been utilized by Kennecott to describe the local stratigraphy of the deposit. These groupings include: 1) metarhyolite (Button Schist) or porphyroblastic quartz feldspar porphyry and rhyolitic volcaniclastic and tuffaceous rocks; 2) quartz mica schists composed of tuffaceous and volcaniclastic sediments; 3) graphitic schists composed of carbonaceous sedimentary rocks; 4) base metal sulphide bearing schists; and 5) talc schists composed of talc altered volcanic and sedimentary rocks.

The principal lithologic units captured in logging and mapping by Trilogy are summarized and described in the following subsections, in broadly chronologically order from oldest to youngest.

Greenstone (GNST)

Greenstones are typically massive dark-green amphibole- and garnet-bearing rocks, differentiated by their low quartz content and dark green color. Textural and colour similarities along with similar garnet components and textures often cause confusion with some sedimentary greywackes within the Ambler Sequence stratigraphy. Intervals of greenstone range up to 80 m in thickness and are identified as pillowed flows, sills and dikes. Multiple ages of deposition are implied as both basal pillowed units are present as well as intrusive sill and dike-like bodies higher in the local stratigraphy.

Chlorite Schist (CHS)

This unit is likely alteration-related but has been used for rocks where more than half of the sheet silicates are composed of chlorite. In the field, some samples of chlorite schist showed a distinctive dark green to blue-green colour, but in drill core the chlorite schists commonly have lighter green colour. Some intervals of chlorite schist are associated with talc-rich units.

Talc Schist (TS)

Talc-bearing schists are often in contact with chlorite-rich units and reflect units which contain trace to as much as 10% talc often occurring on partings. Like the chlorite schist this unit is likely alteration related.

Black to Grey Schist (GS)

Black or grey schists appear in many stratigraphic locations particularly higher in the stratigraphy but principally constitute the mineralized permissive stratigraphy of the Arctic Deposit lying immediately below the Button Schist (MRP). The unit is typically composed of muscovite, quartz, feldspar, graphite, and sometimes chlorite, biotite or sulphides. The texture is phyllitic, variably crenulated, well-foliated and suggests a pelitic protolith, likely deposited in a basin progressively filled with terrigenous fine sediment. This unit is host to the MS and SMS horizons that constitute the Arctic Deposit.

Button Schist (MRP)

This rock type consists of quartz-muscovite-feldspar schists with abundant distinctive 1 to 3 cm albite porphyroblasts of metamorphic origin and occasional 0.5 to 2 cm blue quartz phenocrysts of likely igneous origin. The unit shows a commonly massive to weakly foliated texture, although locally the rocks have a well-developed foliation with elongate feldspars.

Quartz-Mica-(Feldspar) Schist (QMS/QFMS)

This schistose rock contains variable proportions of quartz, muscovite, and sometimes feldspar. Most contain high amounts of interstitial silica, and some have feldspar or quartz porphyroblasts. The texture of the unit shows significant variability and likely represents both altered and texturally distinct felsic tuffs and volcaniclastic lithologies.

Volcanic Debris Flow (DM)

This unit contains a range of unsorted, matrix supported polylithic clasts including Button Schist occurring in black to dark grey, very fine-grained graphitic schist. The unit occurs as lenses with other stratigraphies and likely represents local derived debris flows or slumps.

Greywacke (GW)

This unit consists of massive green rocks with quartz, chlorite, probably amphibole, feldspar, muscovite, and accessory garnet, biotite, and calcite/carbonate. Voluminous accumulations of medium-grained greywacke occur within, but generally above, the quartz mica schist and are differentiated from texturally similar greenstones by the presence of detrital quartz, fine-grained interbeds, graded bedding and flute casts.

Lithogeochemistry of Immobile Trace Elements

In 2007, work by NovaGold suggested that many of the nondescript felsic metavolcanic lithologies were simply alteration and textural variants of the felsic rock units and not adequately capturing true compositional lithological differences between units. Twelker (2008) demonstrated that the use of lithogeochemistry utilizing immobile trace elements specifically Al2O3:TiO2 (aluminium oxide:titanium dioxide) ratios could be used to effectively differentiate between different felsic volcanic and sedimentary suites of rocks at the Arctic Deposit.

Lithogeochemistry shows three major felsic rock suites in the Arctic Deposit area: a rhyolite suite; and intermediate volcanic suite and a volcaniclastic suite. These suites are partially in agreement with the logged lithology but in some instances show that alteration in texture and composition masked actual lithologic differences.

Results of the lithogeochemistry have led to a better understanding of the stratigraphic continuity of the various units and have been utilized to more accurately model the lithologic domains of the Arctic Deposit.

Lithologic Domains

Though a variety of detailed lithologies are logged during data capture, Trilogy models the deposit area as two distinct units –an Upper Plate and Lower Plate separated by the Warm Springs Fault. The Upper and Lower plates contain similar lithologic domains which are primarily defined by lithogeochemical characteristics, but are also consistent with their respective acid-generating capacities and spatial distribution around the fold axes, and include the following units: the Button Schist (a meta-rhyolite porphyry - MRP), aphanitic meta-rhyolite, a series of felsic quartz mica schists, and carbonaceous schists of the Grey Schist unit. An alteration model has been built to adequately characterize the chlorite and talc schists found within the deposit. The mineralization is modelled as eight distinct zones (Zones 1 – 8) found both in the Upper and Lower plates and range from MS to SMS layers.

Structure

Earlier studies concluded mineralization at the Arctic deposit was part of a normal stratigraphic sequence striking northeast and dipping gently southwest. Subsequent reinterpretation by Kennecott in 1998 and 1999 suggested the entire Ambler Sequence at Arctic could be overturned. Proffett (1999) reviewed the Arctic geology and suggested that a folded model with mineralization as part of an isoclinal anticline opening east and closing west could account for the mapped and logged geology. His interpretation called for an F2 fold superimposed on a north-trending F1 fabric.

Lindberg (2004) supported a folded model similar to Proffett, though he felt the main fold at Arctic is northwest closing and southeast opening. Lindberg named this feature the Arctic Antiform, and interpreted this structure to be an F1 fold.

Lindberg believes the majority of folding within the mineralized horizons occurs in the central part of the deposit within a southwest plunging “cascade zone.” The increased thicknesses of mineralized intervals in this part of the property can in part be explained by the multiple folding of two main mineralized horizons as opposed to numerous individual mineralized beds as shown in the 1995 geologic model. The cascade zone appears to be confined to the upper sulphide limbs of the Arctic Antiform.

Continuity drilling on closer spacing in 2008 across the “cascade” zone confirms the continuity of the two mineralized horizons but does not support the complexity proposed by Lindberg. Dodd et al. (2004) suggested that some of the complexity might be related to minor thrusting. Results of 2006 mapping at Arctic supported the interpretation that an F2 fold event may fold the lower Button Schist back to the north under the deposit in this area (Otto 2006). Deep drilling in 2007 just to the north of the deposit to test the concept drilled the appropriate upright stratigraphy at depth. Though the target horizon was not reached due to the drill rig limitations the hole did encountered significant mineralization below the Button Schist immediately above the sulphide-bearing permissive stratigraphy. That hole (AR07-110) intersected roughly 35 m of anomalous mineralization including 0.45 m of 1.17% copper, 0.8% lead, 5.8% zinc, 49.7 g/t silver and 0.7 g/t gold.

Alteration

Three main zones of hydrothermal alteration occurring at the Arctic Deposit have been defined:

•	A main chloritic zone occurring within the footwall of the deposit consisting of phengite and magnesium-chlorite.

•	A mixed alteration zone occurring below and lateral to sulphide mineralization consisting of phengite and phlogopite along with talc, calcite, dolomite and quartz.

•	A pyritic zone overlying the sulphide mineralization.

Field observations conducted by Trilogy in 2004 and 2005 supported by logging and short wave infrared (“SWIR”) spectrometry only partially support Schmidt’s observations.

Talc and magnesium chlorite are the dominant alteration products associated with the sulphide-bearing horizons. Talc alteration grades downward and outward to mixed talc-magnesium chlorite with minor phlogopite, into zones of dominantly magnesium chlorite, then into mixed magnesium chlorite-phengite with outer phengite-albite zones of alteration. Thickness of alteration zones vary with stratigraphic interpretation, but tens of metres for the outer zones is likely, as seen in phengite-albite exposures on the east side of Arctic Ridge.

Stratigraphically above the sulphide-bearing horizons significant muscovite as paragonite is developed and results in a marked shift in sodium/magnesium (Na/Mg) ratios across the sulphide bearing horizons.

Visual and quantitative determination of many of the alteration products is difficult at best due to their light colours and the well-developed micaceous habit of many of the alteration species. Logging in general has poorly captured the alteration products and the SWIR methodology though far more effective in capturing the presence or absence of various alteration minerals adds little in any quantitative assessment.

Of particular note are the barium species including barite, cymrite (a high-pressure Ba phyllosilicate), and Ba-bearing muscovite, phlogopite and biotite. These mineral species are associated with both alteration and mineralization and demonstrate local remobilization during metamorphism. Though little has been done to document their distribution, they do have a significant impact on bulk density measurements.

Additional discussion of the potential impacts of barite is discussed under the headings “The Arctic Project – Sampling, Analysis and Data Verification” and “The Arctic Project – Mineral Resource Estimate”).

Talc is of particular importance at the Arctic Deposit due to its potential negative impact on flotation characteristics during metallurgical processing as well as for geotechnical pit slope stability. A great deal of effort has gone into modeling the distribution of talc and talc-chlorite units throughout the deposit area; even zones as small as 10cm have been logged and mapped. The majority of the talc zones occur between the upper, stratigraphically up-right zones and the lower, overturned zones. Significant metallurgical test work has demonstrated that a talc pre-float eliminates talc from interfering with subsequent extraction and concentration of the base and precious metals (See under the heading “The Arctic Project – Mineral Processing and Metallurgical Testing”). As for the geotechnical stabilities, SRK has completed detailed studies and these will be included in future pit slope stability studies.

Arctic Deposit Mineralization

Mineralization occurs as stratiform SMS to MS beds within primarily graphitic schists and fine-grained quartz mica schists. The sulphide beds average 4 m in thickness but vary from less than 1 m up to as much as 32 m in thickness. The sulfide mineralization occurs within eight modelled zones lying along the upper and lower limbs of the Arctic isoclinal anticline. All of the zones are within an area of roughly 1 km2 with mineralization extending to a depth of approximately 250 m below the surface. There are five zones of MS and SMS that occur at specific pseudo-stratigraphic levels which make up the bulk of the mineral resources. The other three zones also occur at specific pseudo-stratigraphic levels, but are too discontinuous to confidently model as resources.

Unlike more typical VMS deposits, mineralization is not characterized by steep metal zonation or massive pyritic zones. Mineralization is dominantly sheet-like zones of base metal sulphides with variable pyrite and only minor zonation usually on an extremely small scale.

Mineralization is predominately coarse-grained sulphides consisting mainly of chalcopyrite, sphalerite, galena, tetrahedrite-tennantite, pyrite, arsenopyrite, and pyrrhotite. Trace amounts of electrum are also present. Gangue minerals associated with the mineralized horizons include quartz, barite, white mica, chlorite, stilpnomelane, talc, calcite, dolomite and cymrite.

Genesis

Historic interpretation of the genesis of the Ambler Schist belt deposits have called for a syngenetic VMS origin with steep thermal gradients in and around seafloor hydrothermal vents resulting in metal deposition due to the rapid cooling of chloride-complexed base metals. A variety of VMS types have been well documented in the literature with the Ambler Schist belt deposits most similar to deposits associated with bimodal felsic dominant volcanism related to incipient rifting.

The majority of field observations broadly support such a scenario at the Arctic Deposit and include: 1) the tectonic setting with Devonian volcanism in an evolving continental rift; 2) the geologic setting with bimodal volcanics including pillow basalts and felsic volcanic tuffs; 3) an alteration assemblage with well-defined magnesium-rich footwall alteration and sodium-rich hanging wall alteration; and 4) typical polymetallic base-metal mineralization with massive and semi-massive sulphides.

Deposits and Prospects

In addition to the Arctic Deposit, numerous other VMS-like occurrences are present on the Trilogy land package. The most notable of these occurrences are the Dead Creek (also known as Shungnak), Sunshine, Cliff, Horse, Cobre and the Snow prospects to the west of the Arctic Deposit and the Red, Nora, Tom-Tom and BT prospects to the east.

Deposit Types

The mineralization at the Arctic Deposit and at several other known occurrences within the Ambler Sequence stratigraphy of the Ambler District, consists of Devonian age, polymetallic (zinc-copper-lead-silver-gold) VMS-like occurrences. VMS deposits are formed by and associated with sub-marine volcanic-related hydrothermal events. These events are related to spreading centres such as fore arc, back arc or mid-ocean ridges. VMS deposits are often stratiform accumulations of sulphide minerals that precipitate from hydrothermal fluids on or below the seafloor. These deposits are found in association with volcanic, volcaniclastic and/or siliciclastic rocks. They are classified by their depositional environment and associated proportions of mafic and/or felsic igneous rocks to sedimentary rocks. There are five general classifications based on rock type and depositional environment:

•	Mafic rock dominated often with ophiolite sequences, often called Cyprus type.

•	Bimodal-mafic type with up to 25% felsic volcanic rocks.

•	Mafic-siliciclastic type with approximately equal parts mafic and siliciclastic rocks, which can have minor felsic rocks and are often called Besshi type.

•	Felsic-siliciclastic type with abundant felsic rocks, less than 10% mafic rocks and shale rich.

•	Bimodal-felsic type where felsic rocks are more abundant than mafic rocks with minor sedimentary rocks, also referred to as Kuroko type.

Prior to any subsequent deformation and/or metamorphism, these deposits are often bowl- or mound-shaped with stockworks and stringers of sulfide minerals found near vent zones. These types of deposit exhibit an idealized zoning pattern as follows:

•	Pyrite and chalcopyrite near vents.

•	A halo around the vents consisting of chalcopyrite, sphalerite and pyrite.

•	A more distal zone of sphalerite and galena and metals such as manganese.

•	Increasing manganese with oxides such as hematite and chert more distal to the vent.

Alteration halos associated with VMS deposits often contain sericite, ankerite, chlorite, hematite and magnetite close to the VMS with weak sericite, carbonate, zeolite, prehnite and chert more distal. These alteration assemblages and relationships are dependent on degree of post deposition deformation and metamorphism. A modern analog of this type of deposit is found around fumaroles or black smokers in association with rift zones.

In the Ambler District, VMS-like mineralization occurs in the Ambler Sequence schists over a strike length of approximately 110 km. These deposits are hosted in volcaniclastic, siliciclastic and calcareous metasedimentary rocks interlayered with mafic and felsic metavolcanic rocks. Sulphide mineralization occurs above the mafic metavolcanic rocks but below the Button schist, a distinctive district wide felsic unit characterized by large K-feldspar porphyroblasts after relic phenocrysts. The presence of the mafic and felsic metavolcanic units is used as evidence to suggest formation in a rift-related environment, possibly proximal to a continental margin.

A sulphide-smoker occurrence has been tentatively identified near Dead Creek, northwest of the Arctic Deposit and suggests local hydrothermal venting during deposition. However, the lack of stockworks and stringer-type mineralization at the Arctic Deposit suggest that the deposit may not be a proximal vent type VMS. Although the deposit is stratiform in nature, it exhibits characteristics and textures common to replacement-style mineralization. At least some of the mineralization may have formed as a diagenetic replacement.

At the Arctic Deposit, sulphides occur as disseminated (<30%), semi-massive (30 to 50% sulphide) to massive (greater than 50% sulphide) layers, typically dominated by pyrite with substantial disseminated sphalerite and chalcopyrite and trace amounts of galena and tetrahedrite-tennantite. The Arctic Deposit sulphide accumulation is thought to be stratigraphically correlative to those seen at the Dead Creek and Sunshine deposits up to 12 km to the west.

There is also an occurrence of epithermal discordant vein and fracture hosted base metal (lead-zinc-copper) mineralization with significant fluorite mineralization identified at the Red prospect in the Kogoluktuk Valley, east of the Arctic Deposit. Although not yet fully understood, the genesis of this occurrence is considered to be related to the regional system that formed the VMS deposits in the Ambler District.

Exploration

The following section summarizes and highlights work completed by Trilogy and its predecessor company NovaGold. NovaGold began exploration of the Arctic Deposit and surrounding lands of the Schist belt in 2004 after optioning the Arctic Property from Kennecott. Previous exploration on the Arctic Property during Kennecott’s tenure is summarized under the heading “The Arctic Project – History”.

Field exploration was largely conducted during the period between 2004 to 2007 with associated engineering and characterization studies between 2008 and the present. Drilling related to exploration is discussed under the heading “The Arctic Project – Drilling”.

Table 7: Summary of Trilogy/NovaGold Exploration Activities Targeting VMS-style Mineralization in the Ambler Sequence Stratigraphy and the Arctic Deposit

Work Completed	Year	Details	Focus
Geological Mapping
-	2004	-	Arctic Deposit surface geology
-	2005	-	Ambler Sequence west of the Arctic Deposit
-	2006	-	COU, Dead Creek, Sunshine, Red
-	2015, 2016	SRK	Geotechnical Structural Mapping
-	2016	-	Arctic Deposit surface geology
Geophysical Surveys
SWIR Spectrometry	2004	2004 drill holes	Alteration characterization
TDEM	2005	2 loops	Follow-up of Kennecott DIGHEM EM survey
	2006	13 loops	District targets
	2007	6 loops	Arctic extensions
Downhole EM	2007	4 drill holes	Arctic Deposit
Geochemistry
-	2005	-	Stream silts – core area prospects
-	2006	-	Soils – core area prospects
-	2006	-	Stream silts – core area prospects
-	2007	-	Soils – Arctic Deposit area
Survey
Collar	2004 to 2011	GPS	All 2004 to 2011 NovaCopper drill holes
	2004, 2008	Resurveys	Historical Kennecott drill holes
Photography/Topography	2010	-	Photography/topography
LiDAR Survey	2015, 2016	-	LiDAR over Arctic Deposit
Technical Studies
Geotechnical	2010	BGC	Preliminary geotechnical and hazards
ML/ARD	2011	SRK	Preliminary ML and ARD
Metallurgy	2012	SGS	Preliminary mineralogy and metallurgy
Geotechnical and Hydrology	2012	BGC	Preliminary rock mechanics and hydrology
Geotechnical and Hydrology	2015, 2016	SRK	Arctic PFS Slope Design
ML/ARD	2015, 2016, 2017	SRK	Static Kinetic Tests and ABA Update - ongoing
Metallurgy	2015, 2016, 2017	SGS, ALS	Cu-Pb Separation Test Work; Flotation and Variability Test Work
Project Evaluation
Resource Estimation	2008	SRK	Resource estimation
PEA	2011	SRK	PEA – Underground
	2012	Tetra Tech	PEA – Open Pit
Note:	SWIR = short wave infrared; ML = metal leaching; BGC = BGC Engineering Inc.; SRK = SRK Consulting; SGS = SGS Canada; ALS = ALS Metallurgy

Drilling

Drilling at the Arctic Deposit and within the Ambler District has been ongoing since its initial discovery in 1967. Approximately 56,480 m of drilling has been completed within the Ambler District, including 39,320m of drilling in 163 drill holes at the Arctic deposit or on potential extensions in 27 campaigns spanning 50 years. All of the drill campaigns at Arctic have been run under the auspices of either: 1) Kennecott and its subsidiaries (BCMC), 2) Anaconda, or 3) Trilogy and its predecessor companies, NovaGold and NovaCopper.

Trilogy and its predecessor company NovaGold drilled 22,144 m in 79 different drill holes targeting the Arctic Deposit and several other prospects of the Ambler Schist belt. Table 8 summarizes all of the Trilogy/NovaGold tenure drilling on the Arctic Property.

Table 8: Summary of Trilogy/NovaGold Drilling

Year	Metres	No. of Drill Holes	Sequence	Purpose of Drilling
2004	2,996	11	AR04-78 to 88	Deposit scoping and verification
2005	3,030	9	AR05-89 to 97	Extensions to the Arctic Deposit
2006***	3,100	12	AR06-98 to 109	Property-wide exploration drilling
2007	2,606	4	AR07-110 to 113	Deep extensions of the Arctic Deposit
2008*	3,306	14	AR08-114 to 126	Grade continuity and metallurgy
2011	1,193	5	AR11-127 to 131	Geotechnical studies
2012***	1,752	4	SC12-014 to 017	Exploration drilling – Sunshine
2015	3,055	14	AR15-132 to 145	Geotechnical-hydrogeological studies, resource infill
2016	3,058	13	AR16-146 to 158	Geotechnical-hydrogeological studies, resource infill
2017**	790	5	AR17-159 to 163	Ore sorting studies

Notes:	*A total of 12 of the 14 holes drilled in 2008 were utilized in the 2012 SRK resource update. Two holes were maintained in sealed frozen storage to provide additional metallurgical samples if required.

**Holes drilled in 2017 are not included in the current resource estimation contained herein.

***Drilling in 2006 and 2012 targeted exploration targets elsewhere in the VMS belt.

A detailed discussion and review of the geotechnical and hydrogeological results can be found under the heading “The Arctic Project – Exploration”.

Recovery

Core recovery during NovaGold/Trilogy tenure has been good to excellent, resulting in quality samples with little to no bias. There are no other known drilling and/or recovery factors that could materially impact accuracy of the samples during this period. Table 9 shows recoveries and rock-quality designation (“RQD”) for each of the NovaGold/Trilogy campaigns exclusive of the geotechnical drill holes in 2011. BGC Engineering Inc. (2012) reports a detailed and exhaustive discussion of the recoveries and RQDs of the 2011 drilling.

Table 9: Recovery and RQD 2004 to 2008 Arctic Drill Campaigns

Year	Metres	Recovery (%)	RQD (%)
2004	2,996	98.0	73.4
2005	3,030	96.0	74.4
2007	2,606	95.7	73.1
2008	3,306	98.0	80.1
2011	1,193	96.0	68.8
2015	3,055	91.3	69.0

Year	Metres	Recovery (%)	RQD (%)
2016	3,058	91.5	69.7
2017	790	95.5	75.0

Sampling, Analysis and Data Verification

Sample Preparation

Core Drilling Sampling

The data for the Arctic Deposit resource was generated over three primary drilling campaigns: 1966 to 1986 when BCMC, a subsidiary of Kennecott Copper Corporation was the primary operator, 1998 when Kennecott Minerals resumed work after a long hiatus, and 2004 to present with NovaGold Resources Inc. and now Trilogy as the operators.

Kennecott and BCMC

Sampling of drill core prior to 1998 by BCMC focused primarily on the mineralized zones; numerous intervals of weak to moderate mineralization were not sampled during this period. During the 1998 campaign, Kennecott did sample some broad zones of alteration and weak mineralization, but much of the unaltered and unmineralized drill core was left unsampled. Little documentation on historic sampling procedures is available.

NovaGold and Trilogy Tenure

Between 2004 and 2006, NovaGold conducted a systematic drill core re-logging and re-sampling campaign of Kennecott and BCMC era drill holes AR-09 to AR-74. NovaGold either took 1 to 2 m samples every 10 m, or sampled entire lengths of previously unsampled core within a minimum of 1 m and a maximum of 3 m intervals. The objective of the sampling was to generate a full ICP geochemistry dataset for the Arctic Deposit and ensure continuous sampling throughout the deposit. Sample preparation procedures for NovaGold era work are described in the following subsection. Quality assurance/quality control (“QA/QC”) review of historic sampling is described under the heading “The Arctic Project – Sampling, Analysis and Data Verification – Quality Assurance/Quality Control” below.

All drill core was transported by helicopter in secure core “baskets” to either the Dahl Creek camp or the Bornite camp for logging and sampling. Sample intervals were determined by the geologist during the geological logging process. Sample intervals were labelled with white paper tags and butter (aluminum) tags which were stapled to the core box. Each tag had a unique number which corresponded to that sample interval.

Sample intervals were determined by the geological relationships observed in the core and limited to a 3 m maximum length and 1 m minimum length. An attempt was made to terminate sample intervals at lithological and mineralization boundaries. Sampling was generally continuous from the top to the bottom of the drill hole. When the hole was in unmineralized rock, the sample length was generally 3 m, whereas in mineralized units, the sample length was shortened to 1 to 2 m.

Geological and geotechnical parameters were recorded based on defined sample intervals and/or drill run intervals (defined by the placement of a wooden block at the end of a core run). Logged parameters were reviewed annually and slight modifications have been made between campaigns, but generally include rock type, mineral abundance, major structures, SG, point load testing, recovery and rock quality designation measurements. Drill logs were converted to a digital format and forwarded to the Database Manager, who imported them into the master database.

Core was photographed and then brought into the saw shack where it was split in half by the rock saw, divided into sample intervals, and bagged by the core cutters. Not all core was oriented; however, core that had been oriented was identified to samplers by a line drawn down the core stick. If core was not competent, it was split by using a spoon to transfer half of the core into the sample bag.

Once the core was sawed, half was sent to ALS Minerals Laboratories (“ALS Minerals”) in Vancouver for analysis and the other half was initially stored at the Dahl Creek camp but has been consolidated at the storage facility at the Bornite camp facilities or at Trilogy warehouse in Fairbanks.

Shipment of core samples from the Dahl Creek camp occurred on a drill hole by drill hole basis. Rice bags, containing two to four poly-bagged core samples each, were marked and labelled with the ALS Minerals address, project and hole number, bag number, and sample numbers enclosed. Rice bags were secured with a pre-numbered plastic security tie and a twist wire tie and then assembled into standard fish totes for transport by chartered flights on a commercial airline to Fairbanks, where they were met by a contracted expeditor for deliver directly to the ALS Minerals preparation facility in Fairbanks. In addition to the core, control samples were inserted into the shipments at the approximate rate of one standard, one blank and one duplicate per 20 core samples:

•	Standards: four standards were used at the Arctic Deposit. The core cutter inserted a sachet of the appropriate standard, as well as the sample tag, into the sample bag.

•	Blanks: were composed of an unmineralized landscape aggregate. The core cutter inserted about 150 g of blank, as well as the sample tag, into the sample bag.

•	Duplicates: the assay laboratory split the sample and ran both splits. The core cutter inserted a sample tag into an empty sample bag.

Samples were logged into a tracking system on arrival at ALS Minerals, and weighed. Samples were then crushed, dried, and a 250 g split pulverized to greater than 85% passing 75 μm.

Gold assays were determined using fire analysis followed by an atomic absorption spectroscopy finish. The lower detection limit was 0.005 ppm gold; the upper limit was 1,000 ppm gold. An additional 49-element suite was assayed by inductively coupled plasma-mass spectroscopy methodology, following nitric acid aqua regia digestion. The copper, zinc, lead, and silver analyses were completed by atomic absorption (“AA”), following a triple acid digest, when overlimits.

Security

Security measures taken during historical Kennecott and BCMC programs are unknown to NovaGold or Trilogy. Trilogy is not aware of any reason to suspect that any of these samples have been tampered with. The 2004 to 2016 samples were either in the custody of NovaGold personnel or the assay laboratories at all times, and the chain of custody of the samples is well documented.

Assaying and Analytical Procedures

The laboratories used during the various exploration, infill, and step-out drill analytical programs completed on the Arctic Project are summarized in Table 10.

ALS Minerals has attained International Organization for Standardization (“ISO”) 9001:2000 registration. In addition, the ALS Minerals laboratory in Vancouver is accredited to ISO 17025 by Standards Council of Canada for a number of specific test procedures including fire assay of gold by AA, ICP and gravimetric finish, multi-element ICP and AA assays for silver, copper, lead and zinc.

Table 10: Analytical Laboratories Used by Operators of the Arctic Project

Laboratory Name	Laboratory Location	Years Used	Accreditation	Comment
Union Assay Office, Inc.	Salt Lake City, Utah	1968	Accreditations are not known.	Primary Assay Lab
Rocky Mountain Geochemical Corp.	South Midvale, Utah	1973	Accreditations are not known.	Primary and Secondary Assays
Resource Associates of Alaska, Inc.	College, Alaska	1973, 1974	Accreditations are not known.	Primary and Secondary Assays
Georesearch Laboratories, Inc.	Salt Lake City, Utah	1975, 1976	Accreditations are not known.	Primary and Secondary Assays
Bondar-Clegg & Company Ltd.	North Vancouver BC	1981, 1982	Accreditations are not known.	Primary and Secondary Assays
Acme Analytical Laboratories Ltd. (AcmeLabs)	Vancouver, BC	1998, 2012, 2013	Accreditations are not known.	2012 and 2013 Secondary Check Sample Lab

Laboratory Name	Laboratory Location	Years Used	Accreditation	Comment
ALS Analytical Lab	Fairbanks, Alaska (prep) and Vancouver, BC (analytical)	1998, 2004, 2005, 2006, 2012, 2013, 2015, 2016	In 2004, ALS Minerals held ISO 9002 accreditations but changed to ISO 9001 accreditations in late 2004. ISO/International Electrotechnical Commission (IEC) 17025 accreditation was obtained in 2005.	2012 - 2016 Primary Assay Lab

Quality Assurance/Quality Control

Core Drilling Sampling QA/QC

Previous data verification campaigns were limited in scope and documentation and are described by SRK (2012).

During 2013, Trilogy conducted a 26% audit of the NovaGold era assay database fields: sample interval, Au, Ag, Cu, Zn, and Pb. This audit is documented in a series of memos. Trilogy staff did not identify and/or correct any transcription and/or coding errors in the database prior to resource estimation. Trilogy also retained independent consultant Caroline Vallat, P.Geo. of GeoSpark Consulting Inc. (“GeoSpark”) to: 1) re-load 100% of the historical assay certificates, 2) conduct a QA/QC review of paired historical assays and NovaGold era re-assays; 3) monitor an independent check assay program for the 2004 to 2008 and 2011 drill campaigns; and 4) generate QA/QC reports for the NovaGold era 2004 to 2008 and NovaCopper/Trilogy era 2011, 2015, and 2016 drill campaigns. Below is a summary of the results and conclusions of the GeoSpark QA/QC review.

Novagold QA/QC Review on Historical Analytical Results

During 2004, NovaGold conducted a large rerun program and check sampling campaign on pre-NovaGold (pre-2004) drill core. The 2004 and 2005 ALS Minerals Laboratories primary sample results have been assigned as the primary assay results for the Arctic Project in the database, amounting to 1,287 of the total 3,186 primary samples related to pre-NovaGold drill holes.

During 2013, GeoSpark conducted a QA/QC review of available QA/QC data (20130422 – QAQC on Pre-NovaGold Arctic Assays); including sample pair data amounting to 422 data pairs which is 11% relative to the primary sample quantity. The sample pairs included original duplicates, original repeat assays, 2004 rerun assays on original sample pulps analyzed secondarily at ALS Minerals, and check samples from 2004 on original samples re-analyzed at ALS Minerals.

The review found that the available QA/QC data is related to drill holes that are spatially well distributed over the historic drill hole locations.

Review of Precision

A comparison of the original analytical results with the secondary results serves to infer the level of precision within the original results. Also, the 2004 rerun sample results and the check sample pair results from 2004 and 2005 were compared to the original assays to infer the level of repeatability or precision within the original results.

The result of the average relative difference (“AD”) review on sample pairs found satisfactory to good inferred precision levels for all of the sample pairs and elements except for the 2004 rerun sample lead results. For the lead 2004 rerun sample pairs there were 66.85% of the pairs less than the 1 AD limit, inferring poor precision in the original results. Overall, the lead values were found to pass the AD criteria for the original duplicates, original repeats, and check sample reviews. More insight was made regarding the lead precision upon review of the data pairs graphically within scatter plots and Thompson-Howarth Precision Versus Concentration plots. The 2004 rerun sample lead values were found to infer a poor-to-moderate level of precision and an indication that the original results might be of negative bias where the original results may have been reported on average 0.2% less than their true values for grades of 0.5% lead and higher. However, the original duplicate, original repeats, and check samples inferred that there was a moderate or satisfactory level of correlation within the lead values. Furthermore, the overall inference of precision in the lead values has been defined as moderate.

The detailed review of the gold pairs inferred an overall moderate level of precision within the original analytical results.

The silver, copper, and zinc analytical pair review found overall inferred strong precision in the original analytical results.

It is GeoSpark's opinion that the detailed review of analytical pair values reported for gold, silver, copper, lead and zinc has inferred an overall acceptable level of precision within the original sample analytical results for the pre-NovaGold Arctic Project.

Review of Accuracy

The rerun sample program of 2004 included analysis of 53 QA/QC materials comprising 20 standards and 33 blanks. These standards and blanks were reviewed in order to indirectly infer the accuracy within the original sample data.

The 2004 rerun samples on original pulps also included analysis of standards and blanks with the primary samples. These results have been reviewed using control charts for review of the inferred accuracy within the 2004 rerun sample results; in addition, the inferred rerun sample accuracy is related to the accuracy of the original results in that comparison of the original results to the 2004 reruns and has been shown to be acceptable overall.

The blank results were reviewed for gold, silver, copper, lead, and zinc and it has been inferred that there is good accuracy within the results and that there was no significant issue with sample contamination or instrument calibration during the analysis.

The standard results were reviewed for gold, silver, copper, lead, and zinc. The reported control limits were available for silver, copper, lead, and zinc. The gold control limits were calculated for the review.

In addition upon initial review, the zinc control limits were also calculated from the available data to provide a more realistic range of control values for the results. The gold, silver, and copper results were inferred to be of strong accuracy. The lead and zinc results were inferred to be of moderate accuracy overall.

It was GeoSpark’s opinion that the review for accuracy has found an acceptable level of inferred accuracy within the gold, silver, copper, lead, and zinc results reported for the 2004 rerun samples and indirectly within the original results.

Review of Bias

There were 35 check samples on original samples re-assayed at ALS Minerals during 2004. These were reviewed for an indication of bias in the original results. Additionally, the 2004 rerun sample results have been reviewed for inference of bias in the original results.

Overall, the detailed review of the check sample pair gold concentrations has found minor positive bias in the 2004 pairs and minor positive bias in the 2005 pairs. The level of bias is inferred to be at very near zero with the original being reported approximately 0.005 greater than the 2004 results reported by ALS Minerals. The 2004 rerun samples compared to the originals has inferred negligible bias in the original gold results. It is GeoSpark's opinion that these levels of inferred bias are not significant to merit concern with the overall quality of gold values reported for the pre-NovaGold Arctic Project.

The detailed review of the check sample silver pairs has found minor negative bias implied by the 2004 check sample pairs. The 2004 rerun samples have shown a negligible amount of bias in the original results. It is GeoSpark’s opinion that overall the bias in original silver concentrations is inferred to be negligible to minor negative but not significant to merit concern of the overall quality of the silver results.

The copper check samples reported in 2004 were found to have a few anomalous results that were implying significant positive bias. However, a more detailed review found that the exclusion of the anomalous pairs resulted in a minor positive bias overall. The 2004 rerun sample copper results have shown that there is a possibility for positive bias in the original copper grades at concentrations greater than 5%. Overall, it is GeoSpark’s opinion that the bias inferred within the original copper results is not significant to merit concern with the original assay quality.

The 2004 check sample review inferred overall small negative bias in the original lead results. The 2004 rerun sample data also inferred that there was a small negative bias in the original results for grades over 0.5%. Overall, it is GeoSpark’s opinion that this detailed review has inferred that the levels of inferred bias within the lead concentrations are not significant enough to merit concern over the original result quality.

The original zinc results have been inferred to be of very minor positive bias when the 2004 check sample pairs (excluding three anomalous pairs) are reviewed. The 2004 rerun sample zinc values have been shown to be very comparable with the originals and a negligible amount of bias can be inferred in the original zinc concentrations. Furthermore, this detailed bias review has inferred that there is no significant bias in the original zinc results for the pre-NovaGold Arctic Project.

Conclusion

The pre-NovaGold Arctic Project database analytical results have been verified and updated to provide a good level of confidence in the database records.

It is GeoSpark’s opinion that with consideration of the historic nature of the Arctic Project, a sufficient amount of QA/QC data and information has been reviewed to make a statement of the overall pre-NovaGold Arctic Project analytical result quality.

It is GeoSpark’s opinion that this detailed review has inferred that the pre-NovaGold Arctic Project analytical results are of overall acceptable quality.

QA/QC Review on Novagold (2004 to 2013) Analytical Results

During 2013, GeoSpark conducted a series of QA/QC reviews on Trilogy 2004 to 2013 analytical results. These QA/QC reviews serve to infer the precision of the Trilogy Arctic Project analytical results through a detailed analytical and statistical review of field duplicate samples; serve to infer the accuracy of the analytical results through a review of the standards and blanks inserted throughout the Trilogy programs; and serve to define any bias in the primary sample results through a review of secondary lab checks at AcmeLabs in Vancouver, BC.

Acid-Base Accounting Sampling QA/QC

SRK conducted a QA/QC review of the 2010 ABA dataset for the Arctic Project in March 2011. The memo entitled “Preliminary ML/ARD Analysis Ambler District Arctic Deposit, Alaska”, located in NovaCopper’s Document Management System (“DMS”), discusses the results of the ABA review and documents the 33 duplicate ABA analyses on the lab certificates.

Density Determinations QA/QC

A QA/QC review of the SG dataset for the Arctic Project was conducted by NovaCopper staff in March 2013. The memo entitled “Arctic_Specific Gravity Review_A.West_20130326”, located in NovaCopper’s DMS, discusses the results of the QA/QC review and is summarized in the following subsections.

Lab Versus Field Determinations

SG lab determinations conducted during 2004 produced significantly lower average SG results for the mineralized zone than the 1998 and 2004 average field determinations. In the same test, lithology samples outside the mineralized zone produced comparable values. The difference between the averaged 1998 and 2004 lab results and those from field studies may be the result of selection bias, limited population size, and sample length. Paired lab and field determinations from the 2004 program show very low variation.

In 2010, to check the validity of the wet-dry measurements on the Arctic Deposit core with respect to possible permeability of the core samples, NovaGold measured 50 unwaxed samples representing a full range of SG values for a variety of lithologies and then submitted the samples to ALS Minerals for wet-dry SG determinations after being sealed in wax. The mean difference between the NovaGold unwaxed and the ALS Minerals waxed SG determinations was 0.01.

In 2011, to check the accuracy of the wet-dry measurements, the SG for 266 pulps was determined by pycnometer by ALS Minerals (ALS code OA-GRA08b). The two methods compare favourably, with the wet-dry measurements displaying a very slight low bias. Generally, wet-dry measurements are considered the more acceptable method for accurate SG determinations since they are performed on whole (or split) core that more closely resembles the in-situ rock mass.

Stoichiometric Method

Full sample length determinations can be directly compared to the assay results for copper, zinc, lead, iron, and barium that are the major constituents of the sulphide and sulphate species for the Arctic Deposit. This allows NovaCopper to check the wet-dry measurements by estimating the SG for an ideal stoichiometric distribution of the elements into sulphide and sulphate species.

Stoichiometric SG values were estimated for 279 sample intervals from 2008 drill core that had both measured SG values and total digestion XRF barium values. Overall, there is a very good correlation between the two SG populations (R2 of 0.9671), though stoichiometric estimates are slightly lower with increasing SG. Using slightly different compositional values for the assorted sulphide and sulphate species, and assuming a 1:1 ratio of weight percent iron to weight percent copper in chalcopyrite (the molar value is 1:1), the stoichiometric equation yields SGs that have an even better correlation (R2=0.9726), due to partitioning more iron into less dense chalcopyrite which leaves less iron available for more dense pyrite, essentially correcting the bias for the lack of estimated iron-bearing silicates.

Multiple Regressions Method

The positive comparisons/correlations of our measured SG values to the laboratory determined values and to the stoichiometric estimated values gives us high confidence in our wet-dry measurements. As a result, a multiple regression analysis can be performed using the assay data to get a best fit to the measured SGs. This may correct for the varying residencies of Fe and Ba (and also for the varying density within sphalerite due to the Zn:Fe ratio).

The best fit to the data was achieved by using the multiple regression tool in Microsoft Excel on Ba, Fe, Zn and Cu for the entire dataset. The estimate correlates very well (R2=0.9678) with observed data and has a sinusoidal pattern that fits the low and moderately high SG very well and has high bias for moderate SG values and a low bias for very high SG values. The resultant SG formula is as follows:

SG (Regression) = 2.567 + 0.0048*Cu(wt%) + 0.045*Fe(wt%) + 0.032*Ba(wt%) + 0.023%*Zn(wt%)

Density Determinations Performance

The SG of a field sample interval can be reproduced in the lab or estimated from assay values using either a stoichiometric method which assumes a fixed metal residency in certain sulphide and sulphates or by a multiple regression method that empirically fits measured data. Overall, what this QA/QC analysis suggests is that the measured SG values can be replicated by various methods, thus supporting the quality of the measured SG data.

Arctic Project Technical Report Author’s Opinion

In the Arctic Project Technical Report, BD Resource Consulting, Inc. (“BDRC”) stated that it believes the database meets or exceeds industry standards of data quality and integrity. BDRC further stated that it believes the sample preparation, security and analytical procedures are adequate to support resource estimation.

Data Verification

Drill Hole

Nine drill hole collars (AR-03, AR-04, AR-10, AR-44, AR-47, AR-64, AR05-0094, AR05-0097 and AR-40) were located by Tetra Tech using a Garmin Etrex 20 GPS unit. The offset distances between the collar coordinates reflected in the drill hole database provided by Trilogy and the measured positions range from 3.4 to 7.8 m with an average offset of 4.8 m. This range is within the tolerance to be expected from GPS measurements and the collar positions are adequately located to form the basis of resource estimation work.

BDRC checked the locations of holes drilled to infill the PEA drill pattern. Infill holes were correctly located relative to the prior drilling. All holes were compared to the LIDAR survey of the topographic surface and found to be in the correct locations. All holes are adequately located to support resource estimation.

Topography Verification

Tetra Tech conducted two foot traverses over representative areas of the Arctic Deposit. Continuous GPS measurements were compiled during these traverses. The averages of these 724 spot height measurements within 10 m2 by 10 m2 areas were compared to the corresponding digital terrain model survey points.

For the traverse data, 90% confidence limits are -0.73 m and +0.09 m.

Agreement between surveyed drill hole collar elevations and the LIDAR topographic surface verifies the correctness of the digital topography.

Core Logging Verification

Tetra Tech visited the Trilogy core storage facility in Fairbanks in 2013 and reviewed three drill holes for lithology, mineralization and the quality of storage.

Core boxes were found to be in good condition and intervals were easily retrieved for the following drill holes:

•	AR05-0092 (129 to 147 m)

•	AR08-0117 (128 to 216 m)

•	AR08-0126 (144 to 211 m).

Logged descriptions of massive and semi-massive sulphide mineralization and general sampling results corresponded to the appearance of the core for selected intervals.

BDRC made similar observations of the core logging and geology data collection. The core logging information is acceptable for resource estimation purposes.

Database Verification

The Trilogy drill database has been reviewed, and no significant concerns were noted. Nine holes were randomly selected from the Arctic database representing six percent of the data. The assay grades from these holes were dumped from MineSight™ and compared to the values listed in certified assay certificates. No errors were found.

The results of previous data verifications by external Qualified Persons, completed for Trilogy, were also reviewed. The previous data verification exercises included extensive reviews of all NovaGold drilling as well as drilling completed by previous operators. Based on the current review, BDRC believes that the data verification completed on the Trilogy dataset is sufficiently robust to support resource estimation.

QA/QC Review

Standards, blanks, duplicates and check samples have been regularly submitted at a combined level of 20% of sampling submissions for all NovaGold/NovaCopper/Trilogy era campaigns. GeoSpark conducted QA/QC reviews of all sampling campaigns which included review for accuracy, precision and bias. In addition to the QA/QC review, GeoSpark has been retained to provide ongoing database maintenance and QA/QC support.

BDRC has reviewed the QA/QC dataset and reports and found the sample insertion rate and the timeliness of results analysis meets or exceeds industry best practices. The QA/QC results indicate that the assay results collected by Trilogy, and previously by NovaGold and NovaCopper, are reliable and suitable for the purpose of this study.

Qualified Person Opinion

It is BDRC’s opinion that the drill database and topographic surface for the Arctic Deposit is reliable and sufficient to support the purpose of this technical report and a current mineral resource estimate.

Mineral Processing and Metallurgical Testing

Metallurgical Test Work Review

Introduction

The Arctic Deposit is a stratiform polymetallic VMS deposit comprised of semi-massive and massive sulphides deposited in a highly variable metasedimentary and metavolcanic stratigraphy. Hydrothermal alteration has resulted in the development of footwall magnesium-rich alteration characterized by abundant chlorite and talc and hanging wall sodium-rich alteration characterized by paragonite. In the mineralized zone, the principal economic minerals are chalcopyrite, sphalerite, galena, and minor tetrahedrite and bornite. Metallurgical studies have spanned over 30 years with metallurgical test work campaigns undertaken at the Kennecott Research Center, Lakefield Research Ltd., SGS Vancouver (“SGS”) and ALS Metallurgy Kamloops, B.C.

The test work conducted in 2012 and 2017 has been under the technical direction of International Metallurgical and Environmental Inc. The basis of test work has been focused on a traditional process flowsheet employing crushing, grinding, bulk flotation of a copper and lead concentrate, flotation of a zinc concentrate and the subsequent separation of copper and lead values via flotation.

Mineral and Metallurgical Test Work – 2012 to 2017

Introduction

Test work conducted prior to 2012 is considered relevant to the project, but predictive metallurgical results are considered to be best estimated from test work conducted on sample materials obtained from exploration work under the direction of Trilogy, conducted in 2012 and 2017.

In 2012, SGS conducted a test program on the samples produced from mineralization zones 1, 2, 3, and 5 of the Arctic Deposit. To the extent known, the samples are representative of the styles and types of mineralization and the mineral deposit as a whole. Drill core samples were composited from each of the zones into four different samples for the SGS test work which included process mineralogical examination, grindability parameter determination, and flotation tests.

SGS used QEMSCAN™, a quantitative mineralogical technique utilizing scanning electron microscopy to determine mineral species, species liberation and mineral associations in order to develop grade limiting/recovery relationships for the composites.

Standard Bond grindability tests were also conducted on five selected samples to determine the BWi and Ai.

The flotation test work investigated the effect of various process conditions on copper, lead and zinc recovery using copper-lead bulk flotation and zinc flotation followed by copper and lead separation. The test work conducted in 2012 at SGS forms the bases for predicting metallurgical performance of the mineralized zone in terms of recovery of copper and lead to a bulk concentrate as well as predicting zinc recovery to a zinc concentrate.

In 2017, test work at ALS Metallurgy was focused on predicting the expected performance of the proposed copper and lead separation process, which required the use of larger test samples. A pilot plant was operated to generate approximately 50 kilograms of copper and lead concentrate, which became test sample material in locked cycle testing of the copper and lead separation process. This test work allows for the accurate prediction of copper and lead deportment in the process as well as provided detailed analysis of the final copper and lead concentrates, expected from the process. Additional metallurgical test work in the form of variability samples being subject to grindability and baseline flotation tests was also completed.

Test Samples

The 2012 test program used 90 individual drill core sample intervals totaling 1,100 kg from the Arctic Deposit. Individual samples were combined into four composites representing different zones and labelled as Composites Zone 1 & 2, Zone 3, Zone 5, and Zone 3 & 5. The sample materials used in the 2012 test program at SGS were specifically obtained for metallurgical test purposes. The drill cores were stored in a freezer to ensure sample degradation and oxidation of sulphide minerals did not occur.

The 2017 test program involved the collection of approximately 4000 kg of drill core from five drill holes within the Arctic Deposit. The core was shipped in its entirety to ALS Metallurgy of Kamloops, B.C. for use in grinding and flotation test work. 15 separate composites samples were generated by crushing defined intercepts of mineralization. These samples were riffle split to generate 15 individual samples which were separately tested for grindability and flotation response, as well, a large portion of each sample was blended to make a single large composite sample for use in copper-lead separation test work. The copper-lead separation test work involved operating a pilot plant for the production of a single sample of copper/lead concentrate which was then used in bench-scale flotation testing, including open circuit flotation tests as well as locked cycle flotation tests.

Mineralogical Investigation

SGS used QEMSCAN™ to complete a detailed mineralogical study on each composite to identify mineral liberations and associations, and to develop grade/recovery limiting relationships for the samples. Head assays indicate that all four composite samples contain a considerable amount of magnesium oxide, implying the potential for significant talc which could impact flotation.

The mineralogical study showed that the mineralogy of all four composites was similar. Each composite was composed mainly of pyrite, quartz, and carbonates. However, Composite Zone 1 & 2 contains approximately 30% quartz, compared to 8.6% for Composite Zone 3, and 16.6% for Composite Zone 5. The study also showed that Composite Zone 1 & 2 had the lowest pyrite content (6.7%) while Composites Zone 3 and Zone 5 contained approximately 30.4% and 27.8% pyrite, respectively.

In all four samples, the major floatable gangue minerals were talc and pyrite. Chalcopyrite was the main copper carrier. Combined bornite, tetrahedrite, and other sulphides accounted for less than 5% of the copper minerals in the Zone 1 & 2, Zone 3, and Zone 3 & 5 composites. In the Zone 5 sample, a slightly higher amount of bornite accounted for approximately 9% of the copper minerals. Galena was the main lead mineral (1.3% in the Zone 1 & 2 composite, and 2.1% in the other three composites) and sphalerite was the main zinc mineral (7.2% in Zone 1 & 2 composite and 11 to 14% in the other three composites).

All the composites contained a significant amount of talc, which may have the potential to consume reagents and dilute final concentrates. Therefore, SGS recommended that talc removal using flotation be employed prior to base metal flotation.

At a grind size of approximately 90% passing 150 µm (ranging from 94.5 to 89% passing 150 µm), chalcopyrite liberation ranged from approximately 80 to 87% (free and liberated combined) for all composites. The chalcopyrite is mostly free, with 7 to 10% associated with pyrite. For all composites, galena liberation ranged from 54 to 68% (free and liberated combined). Sphalerite liberation varied between 81 to 89%. Sphalerite is mostly free with about 7 to 10% associated with pyrite.

In general, SGS indicated that the liberation of galena and chalcopyrite was adequate, and acceptable copper and lead metallurgical performance was expected within the rougher circuit. Sphalerite was well liberated at the grind size.

Comminution Test Work

SGS conducted a comminution study on five selected samples during the test program. The tests included the standard BWi test and Ai test.

With respect to the results of the grindability tests, the BWi values range from 6.5 to 11 kWh/t for the materials sampled. The data indicates that the samples are not resistant to ball mill grinding. The Ai ranged from 0.017 to 0.072 g, which indicates that the samples are not abrasive.

Flotation Test Work

In 2012, SGS conducted bench-scale flotation test work to investigate the recovery of copper, lead, zinc, and associated precious metals using bulk copper-lead flotation and zinc flotation, followed by copper and lead separation. The four composite samples were tested for rougher flotation kinetics, cleaner efficiency, and copper and lead separation flotation efficiency. SGS also conducted locked cycle flotation tests on each composite and these test results for the basis for predicting copper and zinc recovery to a bulk concentrate as well as predicting zinc recovery to a zinc concentrate.

The tests produced similar metallurgical performances among the samples tested, although the Zone 1 & 2 composite showed slightly inferior performance compared to the Zone 3 composite and Zone 5 composite.

Flotation test work conducted in 2017 conducted at ALS Metallurgy in Kamloops B.C., was focused on a detailed evaluation of the performance of a copper and lead separation process including open circuit flotation tests and locked cycle flotation tests.

Open Circuit Flotation Test Work

The initial flotation tests at SGS evaluated rougher flotation kinetics by investigating the effect of various reagent regimes on the flotation kinetics of copper, lead, and zinc minerals.

Cytec 3418A promoter and sodium isopropyl xanthate (“SIPX”) were used as collectors in the copper and lead flotation circuits. Methyl isobutyl carbinol was used as the frother to maintain a stable froth in the flotation stages. Hydrated lime was used as the pH regulator. Zinc cyanide, a mixture of zinc sulphate and sodium cyanide, or zinc sulphate alone, was used to suppress zinc minerals that might report to the copper and lead bulk concentrate.

Zinc was floated after the copper-lead bulk flotation using the traditional reagent regime, including SIPX as the collector and copper sulphate as the sphalerite activator at an elevated pH.

The feed material was ground to 80% passing 70 µm prior to talc pre-flotation. The talc flotation tailings were sent for copper-lead bulk flotation. The bulk copper-lead flotation tailings were conditioned with copper sulphate to activate sphalerite prior to zinc rougher flotation.

Regrinding was included in the flowsheet for both the copper-lead bulk concentrate and the zinc concentrate. The target regrind sizes were 80% passing 24 µm for the copper-lead bulk concentrate and 40 µm for the zinc concentrate.

The reground bulk copper-lead concentrate was cleaned to further reject sphalerite, pyrite, and other gangues. The reground zinc rougher concentrate was cleaned to produce the final zinc concentrate.

The testing indicated that a primary grind size of 80% passing 70 µm was adequate for the optimum copper-lead bulk rougher flotation and zinc rougher flotation. Copper grade and recovery to the bulk copper/lead rougher concentrate ranged from 16 to 21% and from 86 to 94%, respectively. The bulk concentrate also recovered between 89 and 94% lead, grading at 6.8 to 8.4%.

Gold and silver reported preferentially to the bulk copper-lead rougher concentrate. Gold recovery ranged from 54 to 80% to the bulk copper and lead cleaner concentrate, while silver recovery to the concentrate was in the range of between 68 and 84%.

Approximately 250 g/t of zinc cyanide was required to effectively depress the zinc minerals during flotation of the copper and lead minerals. Although zinc sulphate could be used as an alternative for zinc cyanide, approximately 1,500 g/t of zinc sulphate would be required, which is much higher than the zinc cyanide dosage. SGS recommended further tests to optimize the reagent regimes for zinc mineral suppression.

The cleaner flotation tests showed that regrinding was required to upgrade the bulk concentrates prior to separation of copper and lead minerals. The regrind size had not been optimized. It appeared that a regrind size of 80% passing approximately 30 µm would provide sufficient liberation for the bulk concentrate upgrading and copper-lead separation. Concentrate regrinding was incorporated into all locked cycle tests and open circuit cleaning tests.

In the batch cleaner tests, lead was separated from the bulk copper and lead concentrate using a procedure to float lead minerals and suppress copper minerals. With one stage of lead rougher flotation and two stages of cleaner flotation, approximately 50 to 75% of the lead was recovered to the lead concentrate containing 41 to 60% lead. A high-grade copper concentrate was produced, ranging between 29 and 31% copper. The concentrate recovered between 75% and 91% of the copper from the bulk concentrates produced from the four composites.

Locked Cycle Test

SGS conducted six locked cycle tests to simulate bulk copper-lead flotation and zinc flotation in closed circuit. The bulk copper and lead concentrates produced were tested for copper and lead separation in an open circuit.

The copper recoveries to the bulk copper-lead concentrates produced from the locked cycle tests were as follows:

•	89 to 92% for the Zone 3 & 5 composite

•	93% for the Zone 3 composite

•	86 to 91% for the Zone 5 composite

•	84% for the Zone 1 & 2 composite.

The Zone 1 & 2 composite produced a lower copper recovery. This result is likely due to insufficient sample for developing optimized flotation conditions for this sample. Additional work would likely bring this result in line with other sample test results.

The copper grades of the copper concentrate produced ranged from 24 to 28%.

Approximately 88 to 94% of the lead was recovered to the bulk copper-lead concentrates, which contained 9 to 13% lead.

Three of the four composites demonstrated good zinc recovery in the locked cycle tests, excluding the Zone 1 & 2 composite sample.

The zinc recoveries to the final zinc concentrates produced from the locked cycle tests were as follows:

•	92% for the Zone 3 & 5 composite

•	93% for the Zone 3 composite

•	91% for the Zone 5 composite

•	84% for the Zone 1 & 2 composite.

On average, the zinc grades of the concentrates produced were higher than 55%, excluding the concentrate generated from Composite Zone 1 & 2, which contained only 44.5% zinc. Once again, it is expected that the results of zone 1 & 2 will improve with additional test work, if sample were available.

Gold and silver were predominantly recovered into the bulk copper-lead concentrates. Gold recoveries to this concentrate ranged from 65 to 80%, and silver recoveries ranged from 80 to 86%.

Copper/Lead Separation Test Work

SGS performed preliminary open-circuit copper and lead separation tests on the bulk copper-lead concentrates produced from the locked cycle tests in open circuit flotation tests. Sodium cyanide was used to suppress copper minerals; 3418A was used as the lead collector and lime added to adjust the pulp pH to 10.

The copper concentrates that were produced assayed at:

•	31% copper from Composite Zone 3 & 5

•	31% copper from Composite Zone 3

•	30% copper from Composite Zone 5

•	28 to 29% copper from Composite Zone 1 & 2.

The lead second cleaner concentrates that were produced contained:

•	41% lead from Composite Zone 3 & 5

•	59% lead from Composite Zone 3

•	67% lead from Composite Zone 5

•	55% lead from Composite Zone 1 & 2.

On average, the lead concentrates that were produced from the Zone 1 & 2, Zone 3, and Zone 5 composites contained approximately 2.2% copper while the copper content of the concentrate from the Zone 3 & 5 composite was higher, grading at 5%. There is a substantial reduction in lead recovery when the lead first cleaner concentrate was further upgraded.

2017 ALS Metallurgy

ALS Metallurgy conducted detailed copper and lead separation flotation test work using a bulk sample of copper-lead concentrate produced from the operation of a pilot plant.

The lead concentrate produced from the locked cycle work at ALS Metallurgy contained only about 24% lead, due to contamination of the concentrate with talc minerals. This contamination is due to the high levels of talc in the sample provided for this specific test work. Lead concentrate grades produced during the 2012 test work ranged from 41 to 59% lead using samples that had substantially lower levels of talc in the process feed.

Expected Concentrate Quality

ICP assays were conducted on the copper and lead concentrates produced from the locked cycle tests at ALS Metallurgy and the zinc concentrate from the locked cycle tests at SGS. The samples are thought to represent the expected concentrate quality.

The results indicated that key penalty elements, as well as precious metals are typically concentrated into a lead concentrate, leaving the copper concentrate of higher than expected quality given the levels of impurities seen in the test samples.

The lead concentrate may have penalties for the high arsenic and antimony concentrations seen in the results of this test work.

Precious metal deportment into a lead concentrate is very high and should benefit the payable levels of precious metals at a smelter.

Silicon dioxide and fluoride assays should be conducted on the concentrates to determine whether or not they are higher than the penalty thresholds.

Within the zinc concentrates produced at SGS in 2012 from the locked cycle tests, the cadmium content generally ranges from 2,100 to 3,400 ppm, which will likely be higher than the penalty thresholds outlined by most zinc concentrate smelters. The arsenic content may be higher than the penalty mark in the concentrate produced from Composite Zone 5. However, the mineralization from Zone 5 is not expected to be mined separately, on average; therefore, the arsenic in the zinc concentrate should not attract a penalty.

Recommended Test Work

In general, the flowsheet developed in the 2012 test program and further tested in the 2017 test work program at ALS Metallurgy, is feasible for the Arctic mineralization. Further metallurgical test work is recommended on representative samples to optimize the flowsheet and better understand the impact of talc levels in the process feed samples. Lead concentrate quality is impacted by the level of talc in the process feed and a better understanding of the level of talc in an expected process feed is critical in maximizing the value of a lead concentrate. There are no outstanding metallurgical issues related to the production of a copper or zinc concentrate from all of the materials tested.

On-going grinding test work is recommended at some time in the future, including SAG mill characterization test work.

Mineral Resource Estimates

Introduction

This section describes the generation of an updated mineral resource estimate for the Arctic Project. The mineral resource estimate has been prepared by Bruce M. Davis, FAusIMM, BDRC and Robert Sim, P.Geo., SIM Geological Inc. Both are “Independent Qualified Persons” as defined in NI 43-101. Trilogy has filed several technical reports on the Arctic Deposit as described under the heading “The Arctic Project – History”, the most recent one was a PEA authored by Tetra Tech with an effective date of September 12, 2013. During the summers of 2015 and 2016, Trilogy conducted drilling programs designed to upgrade previous in-pit Inferred Mineral Resources to the Indicated category. During the fall of 2016, following the completion of the final drilling program, Trilogy geologists reinterpreted the geologic units present in the vicinity of the Arctic deposit. This section incorporates the new geologic model and all available sample data as of April 25, 2017.

This section describes the resource estimation methodology and summarizes the key assumptions considered by the Qualified Persons. In the opinion of the Qualified Persons, the resource evaluation reported herein is a sound representation of the mineral resources for the Arctic Project at the current level of sampling. The mineral resources have been estimated in conformity with generally accepted CIM Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines and are reported in accordance with the NI 43-101. Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resource will be converted into mineral reserves.

The database used to estimate the Arctic Project mineral resource was audited by the Qualified Persons. The Qualified Persons are of the opinion that the current drilling information is sufficiently reliable to confidently interpret the boundaries of the mineralization and the assay data are sufficiently reliable to support mineral resource estimation.

The resource estimate was generated using MineSight® v11.60-2. Some non-commercial software, including the Geostatistical Library family of software, was used for geostatistical analyses.

Resource Classification

The mineral resources were classified in accordance with the CIM Definition Standards for Mineral Resources and Mineral Reserves (May 2014). The classification parameters are defined relative to the distance between sample data and are intended to encompass zones of reasonably continuous mineralization that exhibit the desired degree of confidence in the estimate.

Classification parameters are generally linked to the scale of a deposit: a large and relatively low-grade porphyry-type deposit would likely be mined at a much higher daily rate than a narrow, high-grade deposit. The scale of selectivity of these two examples differs significantly and this is reflected in the drill-hole spacing required to achieve the desired level of confidence to define a volume of material that represents, for example, a year of production. Based on engineering studies completed to date, the Arctic Deposit would likely be amenable to open pit extraction methods at a production rate of approximately 10,000 tonnes per day. A drill hole spacing study, which tests the reliability of estimates for a given volume of material at varying drill hole spacing, suggests that drilling on a nominal 100 m grid pattern would provide annual estimates of volume (tonnage) and grade within ±15% accuracy, 90% of the time. These results were combined with grade and indicator variograms and other visual observations of the nature of the deposit in defining the criteria for mineral resource classification as described below. At this stage of exploration, there is insufficient density of drilling information to support the definition of mineral resources in the Measured category.

The following classification criteria are defined for the Arctic Deposit:

•	Indicated Mineral Resources includes blocks in the model with grades estimated by three or more drill holes spaced at a maximum distance of 100 m, and exhibit a relatively high degree of confidence in the grade and continuity of mineralization.

•	Inferred Mineral Resources require a minimum of one drill hole within a maximum distance of 150 m and exhibit reasonable confidence in the grade and continuity of mineralization.

Some manual “smoothing” of the criteria for Indicated Resources was conducted that includes areas where the drill hole spacing locally exceeds the desired grid spacing, but still retains continuity of mineralization or, conversely, excludes areas where the mineralization does not exhibit the required degree of confidence.

Mineral Resource Estimate

CIM Definition Standards for Mineral Resources and Mineral Reserves (May 2014) defines a mineral resource as:

“A mineral resource is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling”.

The “reasonable prospects for eventual economic extraction” requirement generally implies that quantity and grade estimates meet certain economic thresholds and that mineral resources are reported at an appropriate cut-off grade which takes into account the extraction scenarios and the processing recovery.

The Arctic Deposit comprises several zones of relatively continuous moderate- to high-grade polymetallic mineralization that extends from surface to depths of over 250 m below surface. The deposit is potentially amenable to open pit extraction methods. The “reasonable prospects for eventual economic extraction” was tested using a floating cone pit shell derived based on a series of technical and economic assumptions considered appropriate for a deposit of this type, scale and location. These parameters are summarized in Table 11.

Table 11: Parameters Used to Generate a Resource-Limiting Pit Shell

Optimization Parameters
Open Pit Mining Cost	US$3/tonne
Milling Cost + G&A	US$35/tonne
Pit Slope	43 degrees
Copper Price	US$3.00/lb
Lead Price	US$0.90/lb
Zinc Price	US$1.00/lb
Gold Price	US$1300/oz
Silver Price	US$18/oz
Metallurgical Recovery: Copper	92%
Lead	77%
Zinc	88%
Gold	63%
Silver	56%

       Note: No adjustments for mining recovery or dilution.

The pit shell has been generated about copper equivalent grades that incorporate contributions of the five different metals present in the deposit. The formula used to calculate copper equivalent grades is listed as follows:

CuEq%= (Cu% x 0.92) +(Zn% x 0.290)+(Pb% x 0.231)+(Augpt x 0.398)+(Aggpt x 0.005)

It is important to recognize that discussions regarding these surface mining parameters are used solely for the purpose of testing the “reasonable prospects for eventual economic extraction,” and do not represent an attempt to estimate mineral reserves. These preliminary evaluations are used to assist with the preparation of a Mineral Resource Statement and to select appropriate reporting assumptions.

Using the parameters defined above, a pit shell was generated about the Arctic Deposit that extends to depths approaching 300 m below surface. Table 12 lists the estimate of mineral resources contained within the pit shell. Based on the technical and economic factors listed in Table 12, a base case cut-off grade of 0.50% CuEq is considered appropriate for this deposit. There are no known factors related to environmental, permitting, legal, title, taxation, socio-economic, marketing, or political issues which could materially affect the mineral resource. It is expected that a majority of Inferred resources will be converted to Indicated or Measured resources with additional exploration.

Table 12: Mineral Resource Estimate for the Arctic Project

	M	Average Grade:					Contained metal:
Class	tonnes	Cu %	Pb%	Zn%	Au g/t	Ag g/t	Cu Mlbs	Pb Mlbs	Zn Mlbs	Au koz	Ag Moz
Indicated	36.0	3.07	0.73	4.23	0.63	47.6	2441	581	3356	728	55
Inferred	3.5	1.71	0.60	2.72	0.36	28.7	131	47	210	40	3

Notes:

(1)	Resources stated as contained within a pit shell developed using metal prices of US$3.00/lb Cu, $0.90/lb Pb, $1.00/lb Zn, $1300/oz Au and $18/oz Ag and metallurgical recoveries of 92% Cu, 77% Pb, 88% Zn, 63% Au and 56% Ag and operating costs of $3/t mining and $35/t process and G&A. The average pit slope is 43 degrees.
(2)	The base case cut-off grade is 0.5% copper equivalent. CuEq = (Cu%x0.92)+(Zn%x0.290)+(Pb%x0.231)+(Augptx0.398)+(Aggptx0.005).
(3)	Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resources will be converted into Mineral Reserves.
(4)	Inferred resources have a great amount of uncertainty as to whether they can be mined legally or economically. It is reasonably expected that a majority of Inferred resources will be converted to Indicated resources with additional exploration.

Exploration and Current Developments

In early June 2017, we announced the engagement of Ausenco Engineering Canada Inc. (“Ausenco”) to prepare the Arctic Project Pre-feasibility Study technical report (the “Arctic PFS”) which is anticipated to be completed in the first quarter of 2018. The Company has also engaged Amec Foster Wheeler plc (“Amec”) to complete mine planning and SRK Consulting (Canada) Inc. (“SRK”) to complete tailings and waste design, hydrology and environmental studies.

The summer field program for the Arctic PFS was conducted in July 2017 with the completion of 257 meters of geotechnical drilling and 26 test pits completed to determine site facility locations and mine design. We also completed geophysical ground surveys to evaluate ground conditions. We continued our environmental baseline program through the summer of 2017 which includes baseline data collection on aquatic and avian resources, ongoing water quality, hydrology and meteorology.

The results from the 2017 summer field program are currently being compiled and analyzed by Ausenco, Amec and SRK. The timing of the field program will provide the information required for completion of the Arctic PFS anticipated to be in first quarter of 2018.

We also completed 455 meters of infill drilling at the Arctic Project in late August 2017 collecting core to provide two tonnes of material for an ore-sorting study to be initiated in the fourth quarter of 2017. The assay results from the drilling have not yet been received by the Company.

USE OF PROCEEDS

Specific information about the use of proceeds from the specific issuance of any Securities will be set forth in the applicable Prospectus Supplement.

We had negative operating cash flow for the financial year ended November 30, 2016. We anticipate that we will continue to have negative cash flow until such time, if ever, that commercial production is achieved at the Upper Kobuk Mineral Projects. To the extent that we have negative operating cash flows in future periods we may need to allocate a portion of our existing working capital to fund such negative cash flow. See “Risk Factors”.

Dividend Policy

We have not declared or paid any dividends on our Common Shares since the date of our incorporation. We intend to retain our earnings, if any, to finance the growth and development of our business and do not expect to pay dividends or to make any other distributions in the near future. Our board of directors will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant.

Consolidated Capitalization

There have been no material changes in our capital structure since August 31, 2017, the date of our financial statements for the most recently completed financial period.

prior sales

Information in respect of our Common Shares that were issued within the previous twelve-month period, including Common Shares that were issued upon the vesting of restricted share units or deferred share units, and in respect of the grant of restricted share units and deferred share units to acquire our Common Shares will be provided as required in any applicable Prospectus Supplement.

trading price and volume

The Common Shares are listed and posted for trading on the TSX and the NYSE American under the symbol “TMQ”. Trading price and volume of the Company’s securities will be provided as required for our Common Shares in each Prospectus Supplement to this Prospectus.

Description of Share Capital

Our authorized share capital consists of an unlimited number of Common Shares without par value. As at September 14, 2017 we had 105,667,125 Common Shares outstanding.

Common Shares

All of the Common Shares rank equally as to voting rights, participation in a distribution of our assets on a liquidation, dissolution or winding-up of the Company and the entitlement to dividends. The holders of the Common Shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each common share carries with it the right to one vote.

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of its assets, the holders of the Common Shares will be entitled to receive, on a pro rata basis, all of the assets remaining after we have paid out our liabilities. Distributions in the form of dividends, if any, will be set by the Board. See “Dividend Policy”.

Provisions as to the modification, amendment or variation of the rights attached to the Common Shares are contained in our articles and the Business Corporations Act (British Columbia). Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least two-thirds of the votes cast).

Trading of Our Common Shares

Our Common Shares are traded on the TSX and the NYSE American, in both cases under the symbol “TMQ”. On November 10, 2017, the last reported sale price of our Common Shares on the TSX was Cdn$1.23 per Common Share and on the NYSE American was US$0.98 per Common Share.

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any Warrants for the purchase of Common Shares.

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants will be issued under a separate Warrant indenture to be entered into between us and one or more banks or trust companies acting as Warrant agent. The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus.

The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the designation and terms of the Common Shares purchasable upon exercise of the Warrants;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

•	the designation and terms of any securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the related securities will be transferable separately;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

We may issue share purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to the holders, a specified number of Common Shares, at a future date or dates, or similar contracts issued on a “prepaid” basis (in each case, “Share Purchase Contracts”). The price per Common Share and the number of Common Shares may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Share Purchase Contracts. The Share Purchase Contracts will require either the share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require us to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis. Any Share Purchase Contracts we issue will be physically settled by delivery of our Common Shares.

The applicable Prospectus Supplement will describe the terms of the Share Purchase Contracts. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts. Material United States and Canadian federal income tax considerations applicable to the holders of the Share Purchase Contracts will also be discussed in the applicable Prospectus Supplement.

PLAN OF DISTRIBUTION

We may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers or may issue Securities in whole or in partial payment of the purchase price of assets acquired by us or our subsidiaries. Each Prospectus Supplement will set forth the terms of the offering or issue, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to us from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in Canadian National Instrument 44-102 Shelf Distributions and in accordance with Rule 415(a)(4) under the Securities Act, including sales made directly on the TSX, NYSE American or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to us.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to, under agreements to be entered into with us, indemnification by us against certain liabilities, including liabilities under the Securities Act, and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority (the “FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this Prospectus and any applicable Prospectus Supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of Securities will be less than this amount.

CERTAIN CANADIAN and U.S. Federal Income Tax Considerations

Information regarding material Canadian and U.S. federal income tax consequences to persons investing in the Securities offered by this Prospectus will be set forth in an applicable Prospectus Supplement. You are urged to consult your own tax advisors prior to any acquisition of our Securities.

Legal Matters

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by Blake, Cassels & Graydon LLP with respect to Canadian legal matters, and by Dorsey & Whitney LLP with respect to U.S. legal matters and, except as otherwise set forth in any Prospectus Supplement, on behalf of any underwriters or agents by Skadden, Arps, Slate, Meagher & Flom LLP with respect to U.S. legal matters.

AUDITORS, Transfer Agent and Registrar

The auditors of the Company are PricewaterhouseCoopers LLP, Chartered Professional Accountants, of Vancouver, British Columbia.

Our registrar and transfer agent for our Common Shares is Computershare Investor Services Inc., located at 510 Burrard Street, Vancouver, British Columbia Canada V5K 1A1. The co-transfer agent and registrar for the Common Shares in the United States is Computershare Trust Company, N.A., at its office at 3200 Cherry Creek Drive South, Denver, CO, 80209.

Interest of Experts

Certain of the scientific and technical information relating to our mineral projects in this Prospectus and the documents incorporated by reference herein has been derived from technical reports prepared by the experts listed below and has been included in reliance on such person’s expertise. Copies of the technical reports can be accessed online on SEDAR (www.sedar.com) and on EDGAR (www.sec.gov).

BD Resource Consulting Inc., SIM Geological Inc. and International Metallurgical & Environmental Inc. prepared the 2016 Bornite Report that is summarized in the Form 10-K.

Bruce Davis, FAUSIMM, Robert Sim, P.Geo., and Jeff Austin, P.Eng., prepared the Arctic Report that is summarized in this Prospectus.

The aforementioned companies, and their directors, officers, employees and partners, as applicable, as a group, beneficially own, directly or indirectly, less than one percent of our outstanding securities.

Erin Workman, P.Geo. and former employee and Director of Technical Services of the Company and a “Qualified Person” under NI 43-101 has reviewed and approved the scientific and technical disclosure contained in the Form 10-K (as defined herein) and Annual MD&A (as defined herein). Ms. Workman owns, directly or indirectly, less than one percent of the outstanding securities of the Company.

Andrew W. West, Certified Professional Geologist, and employee and Exploration Manager of the Company and a “Qualified Person” under NI 43-101 has reviewed and approved the scientific and technical disclosure contained in the Interim MD&A (as defined herein). Mr. West owns, directly or indirectly, less than one percent of the outstanding securities of the Company.

PricewaterhouseCoopers LLP are the auditors of the Company and have advised that they are independent with respect to the Company within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia and the rules of the SEC. PricewaterhouseCoopers LLP is registered with the Public Company Accounting Oversight Board. The consolidated financial statements of Trilogy for the year ended November 30, 2016 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

None of the aforementioned persons was employed on a contingency basis, or had, or is to receive, in connection with any offering under this Prospectus, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or, except as disclosed herein, an employee.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this Prospectus, except for any information superseded by information contained directly in this Prospectus, any accompanying Prospectus Supplement or any subsequently filed document deemed to be incorporated by reference. Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from the Secretary of the Company at Suite 1150, 609 Granville Street, Vancouver, British Columbia, Canada, V7Y 1G5, telephone: (604) 638-8088. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, any document incorporated by reference and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Filings are also available at the SEC’s website at www.sec.gov.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, unless otherwise provided therein or herein, documents not deemed “filed” with the SEC and information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus or such time as all Securities offered by this Prospectus have been sold and all conditions to the consummation of such sales have been satisfied.

(a)	annual report on Form 10-K for the fiscal year ended November 30, 2016, filed with the SEC on February 3, 2017 (the “Form 10-K), except the disclosure in the Form 10-K relating to the Arctic Project, which is not incorporated by reference and instead is superseded by the summary included herein of the Arctic Report. See “The Arctic Project”;

(b)	quarterly reports on Form 10-Q for the quarterly periods ended February 28, 2017, May 31, 2017 and August 31, 2017, filed with the SEC on April 4, 2017, June 28, 2017 and October 5, 2017, respectively;

(c)	current reports on Form 8-K, filed with the SEC on April 13, 2017, April 20, 2017 and May 9, 2017;

(d)	the description of Common Shares contained in its registration statement on Form 40-F filed on March 1, 2012, including any amendment or report filed for purposes of updating such description; and

(e)	all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after November 30, 2016 but before the end of the offering of the Securities made by this Prospectus.

ADDITIONAL INFORMATION

On September 15, 2017, we filed a short form base shelf prospectus with Canadian securities regulatory authorities which will permit us to offer and sell the Securities for gross proceeds of $50,000,000. The aggregate gross proceeds from the Securities that may be sold in the provinces of Canada other than Quebec, together with the Securities that we may sell in the United States pursuant to this Prospectus, are not expected to exceed $50,000,000.

You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

Enforceability of Civil Liabilities

We are a corporation existing under the Business Corporations Act (British Columbia). Many of our directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the U.S. federal securities laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or ‘‘blue sky’’ laws of any state within the United States, would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

[Alternate Page for Canadian Prospectus]

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference may be obtained on request without charge from the Corporate Secretary of Trilogy Metals Inc. at Suite 1150, 609 Granville Street, Vancouver, British Columbia, Canada, V7Y 1G5, telephone: (604) 638-8088 and are available electronically at www.sedar.com.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	November [●], 2017

US$50,000,000

Common Shares

Warrants to Purchase Common Shares

Share Purchase Contracts

Trilogy Metals Inc. (“we”, “Trilogy” or the “Company”) may offer and issue from time to time common shares (the “Common Shares”), warrants to purchase Common Shares (the “Warrants”) and share purchase contracts (all of the foregoing, collectively, the “Securities”) or any combination thereof up to an aggregate initial offering price of US$50,000,000 during the 25-month period that this prospectus (the “Prospectus”), including any amendments hereto, remains effective. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a “Prospectus Supplement”).

Our outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (“TSX”) and the NYSE American LLC (“NYSE American”), under the symbol “TMQ”. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the Common Shares will not be listed on any securities exchange. There is currently no market through which the Securities, other than the Common Shares, may be sold and you may not be able to resell such Securities purchased under this Prospectus and any applicable Prospectus Supplement. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors”.

Investing in our securities involves a high degree of risk. You should carefully read the “Risk Factors” section contained elsewhere in this Prospectus and carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable Prospectus Supplement and in the documents that are incorporated by reference.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences. You should read the tax discussion contained in the applicable Prospectus Supplement and consult your tax advisor with respect to your own particular circumstances. See “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations” in this Prospectus.

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All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the designation of the particular class and series, the number of Common Shares offered, the issue price, dividend rate, if any, and any other terms specific to the Common Shares being offered; (ii) in the case of Warrants, the designation, terms, number of Common Shares issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; and (iii) in the case of share purchase contracts, the designation, number and terms of the Common Shares to be purchased under the share purchase contract, any procedures that will result in the adjustment of these numbers, the purchase price and purchase date or dates of the Common Shares, any requirements of the purchaser to secure its obligations under the share purchase contract and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

In connection with any offering of the Securities, unless otherwise specified in a Prospectus Supplement, the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Additional Information”.

The Company’s head office is located at Suite 1150, 609 Granville Street, Vancouver, British Columbia, Canada, V7Y 1G5. The Company’s registered office is located at Suite 2600, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L3.

Gregory Lang, William Hayden, Kalidas Madhavpeddi and Diana Walters are each directors of the Company and reside outside of Canada. Although Messrs. Lang, Hayden, Madhavpeddi and Mme. Walters have appointed Blake, Cassels & Graydon LLP as agent for service of process in each province of Canada in which the Securities are to be distributed, it may not be possible for investors to enforce against Messrs. Lang, Hayden, Madhavpeddi and Mme. Walters judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

[Alternate Page for Canadian Prospectus]

You should rely only on the information contained in or incorporated by reference into this Prospectus and any Prospectus Supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

In this Prospectus and in any Prospectus Supplement unless the context otherwise requires, references to “Trilogy” or the “Company”, “we”, “us”, and “our” refer to Trilogy Metals Inc., either alone or together with our subsidiaries, as the context requires.

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to United States dollars. References to “$” or “US$” are to United States dollars and references to “Cdn$” or “C$” are to Canadian dollars. See “Exchange Rate Information”. The Company’s financial statements that are incorporated by reference into this Prospectus and any Prospectus Supplement have been prepared in accordance with accounting principles generally accepted in the United States.

[Alternate Page for Canadian Prospectus]

Documents Incorporated by Reference

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at Suite 1150, 609 Granville Street, Vancouver, British Columbia, Canada, V7Y 1G4, telephone: 604-638-8088. These documents are also available through the internet on SEDAR, which can be accessed on line at www.sedar.com, and on EDGAR, which can be accessed at www.sec.gov. The following documents filed with the securities commissions or similar authorities in Canada are specifically incorporated by reference into, and form an integral part of this Prospectus:

(a)

annual report on Form 10-K pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, for the Fiscal Year Ended November 30, 2016 dated February 2, 2017 (“Form 10-K”), except the disclosure in the Form 10-K relating to the Arctic Project, which is not incorporated by reference and instead is superseded by the summary included herein of the Arctic Report. See “The Arctic Project”;

(b)	audited annual comparative consolidated financial statements of the Company for the year ended November 30, 2016 together with the notes thereto and the auditor’s reports thereon and the related annual management’s discussion and analysis (“Annual MD&A”);

(c)	unaudited interim consolidated financial statements for the three and nine months ended August 31, 2017 and 2016 and the related management discussion and analysis (“Interim MD&A”);

(d)	management information circular dated March 28, 2017 in respect of the annual general and special meeting of shareholders of the Company held on May 8, 2017; and

(e)	material change report, dated April 20, 2017 related to the Company entering into an Option Agreement To Form Joint Venture by and between Trilogy, NovaCopper US Inc. and South32 pursuant to which South32 acquired an option to form a 50/50 joint venture with respect to the Upper Kobuk Mineral Projects.

Any annual information form, material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management discussion and analysis, information circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein), any business acquisition reports, any news releases or public communications containing financial information about the Company for a financial period more recent than the periods for which financial statements are incorporated herein by reference, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of the offering under any Prospectus Supplement, shall be deemed to be incorporated by reference in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

[Alternate Page for Canadian Prospectus]

A Prospectus Supplement containing the specific terms of an offering of Securities, and other information relating to the Securities, will be delivered to prospective purchasers of such Securities together with this Prospectus and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of the Company’s financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder.

additional information

You may read any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may read and download the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. You may also read and download any public document we file with or furnish to the securities commissions and regulatory authorities in the provinces of Canada other than Québec, on our SEDAR profile at www.sedar.com.

[Additional Page for Canadian Prospectus]

Statutory Rights of Withdrawal and Rescission

Unless provided otherwise in a Prospectus Supplement, the following is a description of a purchaser’s statutory rights. Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase Securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus or a prospectus supplement (including a pricing supplement) relating to the Securities purchased by a purchaser and any amendments thereto. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages, if the prospectus or prospectus supplement relating to the Securities purchased by a purchaser and any amendments thereto contain a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. lawyer for particulars of these rights.

Original purchasers are advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the convertible, exchangeable or exercisable security that was purchased under a prospectus, and therefore a further payment at the time of conversion, exchange or exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights, or consult with a legal advisor.

[Additional Page for Canadian Prospectus]

CERTIFICATE OF TRILOGY METALS INC.

Dated: [●], 2017

This short form prospectus, together with the documents incorporated in this prospectus by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Nova Scotia, New Brunswick, Prince Edward Island and Newfoundland and Labrador.

(Signed) Rick Van Nieuwenhuyse President, Chief Executive Officer and Director	(Signed) Elaine Sanders Chief Financial Officer and Corporate Secretary

ON BEHALF OF THE BOARD OF DIRECTORS

(Signed) [●]	(Signed) [●]
Director	Director

C-1

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$5,795
Accounting fees and expenses*	30,000
Legal fees and expenses*	100,000
FINRA fees*	8,000
Transfer Agent and Registrar Fees and Expenses*	0
Printing fees*	0
Miscellaneous expenses*	10,000
Total*	$153,795

* Estimated for purposes of completing the information required pursuant to this item 14.

Item 15. Indemnification of Officers and Directors

The Business Corporations Act (British Columbia) provides that a company may:

•	indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

•	after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party”, in relation to a company, means an individual who:

•	is or was a director or officer of the company;

•	is or was a director or officer of another corporation

	•	at a time when the corporation is or was an affiliate of the company, or

	•	at the request of the company; or

	•	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director or former director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable. Pursuant to the Registrant’s articles, each director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Registrant may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director or officer of the Registrant to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

The Registrant maintains directors’ and officers’ liability insurance for its directors. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement**

4.1	Form of Warrant Certificate**

4.2	Form of Share Purchase Contract**

5.1	Opinion and Consent of Blake, Cassels & Graydon LLP*

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)*

23.3	Consent of BD Resource Consulting Inc.*

23.4	Consent of SIM Geological Inc.*

23.5	Consent of International Metallurgical & Environmental Inc.*

23.6	Consent of Erin Workman*

23.7	Consent of Andrew West*

24.1	Power of Attorney (included on signature page)

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference.

**	To be filed by post-effective amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)       If the Registrant is relying on Rule 430B:

(A)       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)       If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)       That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

(8)       That:

(i)       for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)       for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, Canada, on this 13th day of November, 2017.

TRILOGY METALS INC.

By:	/s/ Elaine M. Sanders
	Name:	Elaine M. Sanders
	Title:	Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rick Van Nieuwenhuyse and Elaine M. Sanders, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-3, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ *	President, Chief Executive Officer and Director	November 13, 2017
Rick Van Nieuwenhuyse	(Principal Executive Officer)

/s/ Elaine M. Sanders	Chief Financial Officer (Principal Financial Officer	November 13, 2017
Elaine M. Sanders	and Principal Accounting Officer)

/s/ *	Chairman of the Board of Directors	November 13, 2017
Gerald J. McConnell

/s/ *	Director	November 13, 2017
Tony S. Giardini

Director
William Hayden

Signature	Title	Date

/s/ *	Director	November 13, 2017
Gregory A. Lang

/s/ *	Director and Authorized US Representative	November 13, 2017
Kalidas V. Madhavpeddi

/s/ *	Director	November 13, 2017
Janice Stairs

/s/ *	Director	November 13, 2017
Diana Walters

* /s/ Elaine M. Sanders
Elaine M. Sanders, Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this registration statement, solely in the capacity of director of Trilogy Metals Inc. and the duly authorized representative of Trilogy Metals Inc. in the United States, on November 13, 2017.

By:	/s/ Kalidas V. Madhavpeddi
	Name:	Kalidas V. Madhavpeddi
	Title:	Director and Authorized US Representative

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement**

4.1	Form of Warrant Certificate**

4.2	Form of Share Purchase Contract**

5.1	Opinion and Consent of Blake, Cassels & Graydon LLP*

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)*

23.3	Consent of BD Resource Consulting Inc.*

23.4	Consent of SIM Geological Inc.*

23.5	Consent of International Metallurgical & Environmental Inc.*

23.6	Consent of Erin Workman*

23.7	Consent of Andrew West*

24.1	Power of Attorney (included on signature page)

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference.

**	To be filed by post-effective amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference.